Exhibit 10.13

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as***.

A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY

3-HYBRID COLLABORATION AND LICENSE AGREEMENT

THIS 3-HYBRID-COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of the “Effective Date” (as hereinafter defined) by and between ALTANA PHARMA AG, with offices at Byk-Gulden-Strasse 2, D-78467 Konstanz, Germany (“ALTANA Pharma”) and the ALTANA RESEARCH INSTITUTE, a wholly-owned subsidiary of ALTANA PHARMA AG, with offices at 610 Lincoln Street, Waltham, MA 02451 (“ARI”)(ALTANA Pharma and ARI collectively referred to as “ALTANA”) and GPC BIOTECH AG, with offices at Fraunhoferstrasse 20, D-82152 Martinsried/Munich, Germany (“GPC AG”) and GPC BIOTECH INC; with offices at 610 Lincoln Ave., Waltham, MA 02451 (“GPC INC”) (GPC AG and GPC INC collectively referred to as “GPC”). Each of ALTANA and GPC may be referred to herein as a “Party,” or, collectively, as the “Parties.”

RECITALS

WHEREAS, GPC owns or has licensed rights to certain know how, trade secrets, patents and patent applications relating to GPC Yeast 3-Hybrid Technology and Third Party 3-Hybrid Technology (as defined herein) as a tool for drug discovery and research;

WHEREAS, ALTANA is interested in obtaining rights to the GPC Yeast 3-Hybrid Technology;

WHEREAS, GPC is willing to grant certain rights, and provide certain services, with respect to the GPC Yeast 3-Hybrid Technology and certain other technologies (defined herein as Third Party 3-Hybrid Technology), together with certain improvements thereof (collectively defined herein as 3-Hybrid Intellectual Property Rights) by the transfer and/or practice of said technologies to or for the benefit of ALTANA during the Establishment Term (as defined herein) on the terms set forth herein; and

WHEREAS, GPC and ALTANA desire to enter into a target discovery collaboration (the “Collaboration”) at ARI using the GPC Yeast 3-Hybrid Technology and Third Party 3-Hybrid Technology in connection therewith, under which GPC and ALTANA will identify and validate targets and ALTANA will obtain rights to commercialize Products (as defined herein) directed to or based on such targets.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

ARTICLE 1

Definitions

As used throughout this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

1.1. “Accepted Y3H Target” shall mean a Catalogue Y3H Target that has been selected by ALTANA pursuant to Section 2.6.6 and to which Section 2.6.7 shall not apply.

1.2. “Affiliate” shall mean any company or entity controlled by, controlling or under common control with a Party hereto, whereby the term control shall include without limitation the owning of fifty percent (50%) or more of any company’s voting stock or participating profit interest or having the power to directly or indirectly direct the management or determine the policies of an entity.

1.3. “ALTANA Compound” shall mean a compound that, at the time of determination of whether such compound is an ALTANA compound, meets any one of the following criteria:*** For the avoidance of doubt, the phrase “at the time of determination” shall mean at the time of the achievement of a relevant milestone, for purposes of Section 6.1.6, and at the time ownership is being determined, for purposes of Section 11.1.

1.4. “ALTANA Intellectual Property” shall mean the patent rights, know-how, trade secret rights, proprietary materials and other intellectual property rights, exclusive of Joint Inventions and Collaboration Patents, Controlled by ALTANA and relating to any Y3H Target, Catalogue Y3H Target, Accepted Y3H Target, Viable Y3H Target, Project Candidate and/or Product. ALTANA Intellectual Property shall not include ALTANA Third Party Compound Manufacturing Improvements, ALTANA Third Party 3-Hybrid Technology Improvements or ALTANA Yeast 3-Hybrid Technology Improvements.

1.5. “ALTANA Invention” shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived, discovered, identified or first reduced to practice by ALTANA in the conduct of research as part of the Collaboration under the Agreement (other than an ALTANA Third Party 3-Hybrid Technology Improvement, an ALTANA Yeast 3-Hybrid Technology Improvement, or an ALTANA Third Party Compound Manufacturing Improvement).

1.6. “ALTANA Non-Program Invention” shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived, discovered, identified or first reduced to practice by ALTANA in the conduct of research other than as part of the Collaboration (other than an ALTANA Yeast 3-Hybrid Technology Improvement, an ALTANA Third Party Compound Manufacturing Improvement or an ALTANA Third Party 3-Hybrid Technology Improvement).

1.7. “ALTANA R&D Compound” shall mean a compound that ALTANA has in lead generation (after hit evaluation) or lead optimization programs or that ALTANA has nominated as a clinical development candidate prior to the use by ALTANA of any Licensed Patents or Collaboration Technology with respect to such compound.

1.8. “ALTANA Third Party Compound Manufacturing Improvements” shall mean any enhancement, invention, discovery, or modification comprising methods or processes of manufacture of the Third Party Compounds, conceived, discovered, identified or first reduced to practice by ALTANA alone, by or with a Third Party or jointly by ALTANA and GPC and, in each case, is Controlled by ALTANA.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.9. “ALTANA Third Party 3-Hybrid Technology Improvement” shall mean any enhancement, invention, discovery, or modification to the Third Party 3-Hybrid Technology or Third Party Compound which is conceived, discovered, identified or first reduced to practice by ALTANA alone, by or with a Third Party or jointly by ALTANA and GPC and, in either case, is Controlled by ALTANA.

1.10. “ALTANA Validated Y3H Target” shall mean a target that ALTANA has in an internal research and development program and that ALTANA has validated or that is under validation in an in-vitro or in-vivo model systems prior to the use by ALTANA of any Licensed Patents or Collaboration Technology with respect to such target.

1.11. “ALTANA Y3H Target” shall mean a target that, at the time of determination of whether such target is an ALTANA Y3H Target, meets any one of the following criteria***: For the avoidance of doubt, the phrase “at the time of determination” shall mean at the time of an achievement of a relevant milestone, for purposes of Section 6.1.6, and at the time of ownership is being determined, for purposes of Section 11.1.

1.12. “ALTANA Yeast 3-Hybrid Technology Improvement” shall mean any enhancement, invention, discovery, or modification to (i) the GPC Yeast 3-Hybrid Technology, (ii) the 3-Hybrid Technology utilizing the split ubiquitin technology in yeast as encompassed by certain licenses in Exhibit F, or (iii) any equivalent or alternative of the foregoing 3-Hybrid Technologies established for relevant cell systems (e.g. yeast, bacterial and mammalian cell systems), which is conceived, discovered, identified or first reduced to practice by ALTANA alone, by or with a Third Party or jointly by ALTANA and GPC and, in either case, is Controlled by ALTANA.

1.13. “Cancer” shall mean the process of invasive tumor cell growth that occurs as a result of genetic mutations that initiate and promote irreversible cellular events.

1.14. “Catalogue Y3H Target” shall mean a Y3H Target that meets the Designation Criteria as determined pursuant to Section 1.25 and 2.6.4 hereof.

1.15. “Claim” shall mean any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees).

1.16. “Collaboration” shall mean the program of research and testing consisting of the Reverse Genomics Research Program.

1.17. “Collaboration Patents” shall mean and collectively includes United States and foreign patent applications, provisional patent applications, patents, certificates of invention and applications for certificates of invention, reissues, extensions, renewals, substitutions, supplementary protection certificates, additions, continuations, divisions and continuations-in-part that claim Joint Inventions.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.18. “Collaboration Technology” shall mean all GPC Inventions related to Catalogue Y3H Targets and Accepted Y3H Targets and uses thereof and Joint Inventions related to Catalogue Y3H Targets and Accepted Y3H Targets and uses thereof.

1.19. “Collaboration Term” shall have the meaning set forth in Section 2.5.1 hereof.

1.20. “Commercially Reasonable Efforts” shall mean efforts and resources commensurate with the efforts and resources in research and development used by a reasonable party for projects of commensurate economic value in consideration of the continuing progress and state of scientific knowledge and in consideration of reasonably available resources, at the time.

1.21. “Contract Year” shall mean each 12-month period ending on the first anniversary of the Effective Date and each anniversary thereafter.

1.22. “Confidential Information” shall have the meaning set forth in Section 10.1 hereof.

1.23. “Control” shall mean, with respect to a material, Information or intellectual property right, possession (by ownership or exclusive license) by a Party of the ability to grant the other Party access to or a license or sublicense as provided for herein under such material, Information or intellectual property right without violating the terms of any bona fide agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access or license or sublicense.

1.24. “Derivative” shall mean, as appropriate, (i) a homolog, isoform, isomer or racemate of the parent Third Party Compounds; (ii) an analog, fragment of the parent Third Party Compounds; or (iii) a composition containing any of the foregoing described in clauses (i) and (ii) of this sentence.

1.25. “Designation Criteria” shall mean the in-vitro and/or in-vivo validation of a Y3H Target in a in vitro and/or in an in-vivo model system agreed on by the Collaboration Committee on a case by case basis.

1.26. “Dollar” and “$” shall mean United States dollars.

1.27. “EMEA” shall mean the European Medicines Evaluation Agency and any successor thereto.

1.28. “Effective Date” shall mean January 31, 2003.

1.29. “Establishment Term” shall mean the fifty three (53) month period beginning on the Effective Date.

1.30. “Evaluation Period” shall have the meaning set forth in Section 2.6.6 hereof.

1.31. “FDA” shall mean the United States Food and Drug Administration and any successor thereto.

1.32. “Field” shall mean, except as set forth in Exhibit D and subject to the Third Party Agreements in Exhibit E, those therapeutic areas that are the subject of all current and future internal ALTANA pharmaceutical research and development programs.

1.33. “First Commercial Sale” shall mean the first sale or other disposition for value of a Product, in a final dosage form packaged for the ultimate consumer, to an independent Third Party following Regulatory Approval, by ALTANA, its Affiliates or a sublicensee of ALTANA.

1.34. “Force Majeure” shall mean any act of God, any accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war or foreign, federal, state or municipal order of general application, seizure, requisition or allocation, any failure or delay of transportation, shortage of or inability to obtain supplies, equipment, fuel or labor or any other circumstances or event beyond the reasonable control of the Party relying upon such circumstance or event to excuse its non-performance.

1.35. “FTE” shall mean the equivalent of a full-time employee or consultant based on at least forty-six (46) weeks per year of work less public holidays carried out by one or more employees or consultants of GPC, each of whom devotes a portion of his or her time to scientific work on or directly related to the Collaboration and having a qualification which is reasonably sufficient and adequate in view of the tasks to be performed; provided, however, that ALTANA understands and agrees that GPC retains complete discretion to change the identity, the frequency and time which any individual employee devotes to the Collaboration. Work on or directly related to the Collaboration to be performed by GPC employees or consultants can include, but is not limited to, experimental laboratory work, recording and writing up results, reviewing literature and references, attending selected and appropriate seminars and symposiums, managing and leading scientific staff, and carrying out Collaboration management duties (including service on a Steering Committee).

1.36. “Genomics Center” shall mean the Altana Research Institute currently located in Waltham, Massachusetts.

1.37. “GPC Elected Y3H Target” shall have the meaning set forth in Section 2.6.7 hereof.

1.38. “GPC Invention” shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived, discovered, identified or first reduced to practice by GPC in the conduct of research as part of the Collaboration under the Agreement (other than a GPC Yeast 3-Hybrid Technology Improvement, a GPC Third Party 3-Hybrid Technology Improvement, or a GPC Third Party Compound Manufacturing Improvement).

1.39. “GPC Patents” shall mean and collectively includes all United States and foreign patent applications, provisional patent applications, patents, certificates of invention and applications for certificates of invention, reissues, extensions, renewals, substitutions, supplementary protection certificates, additions, continuations, divisions and continuations-in-part (but only to the extent that claims in such continuations-in-part are entitled to the priority date of the parent patent application and cover the same subject matter as claimed in the parent patent application) that claim GPC Inventions.

1.40. “GPC Third Party Compound Manufacturing Improvements” shall mean any enhancement, invention, discovery, or modification to the methods or processes of manufacture of the Third Party Compound, conceived, discovered, identified or first reduced to practice during the Establishment Term by GPC alone or with a Third Party and is Controlled by GPC.

1.41. “GPC Third Party 3-Hybrid Technology Improvement” shall mean the use of any enhancement, invention, discovery, or modification to the Third Party 3-Hybrid Technology which is conceived, discovered, identified or first reduced to practice during the Establishment Term by GPC alone or with a Third Party and is Controlled by GPC.

1.42. “GPC Yeast 3-Hybrid Technology” shall mean the use of the 3-Hybrid Technology owned by GPC as of the Effective Date for monitoring interactions of small molecules with target proteins or polypeptides in yeast cells by making use of two or more chimeric protein(s) and one chimeric small molecule(s) synthesized using GPC and/or other linker technology where the readout is growth selection based on reconstitution of a transcriptional activation protein that controls a reporter, for the identification, discovery, optimization or selection of drug targets and/or drug candidates including all Information and protocols owned by GPC and required to practice such technology, including but not limited to technology covered by Valid Claims of patent applications and patents deriving thereof as listed in Exhibit H to this Agreement and only to the extent such Valid Claims cover any such use. For the avoidance of doubt, any technology in-licensed or acquired by GPC from any Third Party is specifically excluded.

1.43. “GPC Yeast 3-Hybrid Technology Improvement” shall mean the use of any enhancement, invention, discovery, or modification to (i) the GPC Yeast 3-Hybrid Technology, (ii) the 3-Hybrid Technology utilizing the split ubiquitin technology in yeast as encompassed by certain licenses listed in Exhibit F, or (iii) any equivalent or alternative of the foregoing 3-Hybrid Technologies established for relevant cell systems (e.g. yeast, bacterial and mammalian cell systems), which is conceived, discovered, identified or first reduced to practice during the Establishment Term by GPC alone or with a Third Party and is Controlled by GPC, wherein such use is for the identification, discovery, optimization or selection of drug targets and/or drug candidates. For the avoidance of doubt, any technology in-licensed or acquired by GPC from any Third Party is specifically excluded.

1.44. “Gross Sales” means the gross amount invoiced on sales to independent Third Parties of a Product by ALTANA, its Affiliates and/or sublicensees.

1.45. “Information” shall mean information and data of any type and in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, results of studies and patent and other legal information or descriptions.

1.46. “Joint Invention” shall mean any invention, development, discovery, method, process, Information or other know-how that is conceived, discovered, identified or first reduced to practice by the Parties jointly in the conduct of research as part of the Collaboration under the

Agreement (other than a Yeast 3-Hybrid Technology Improvement, Third Party Compound Manufacturing Improvement or Third Party 3-Hybrid Technology Improvement).

1.47. “Licensed Patents” shall mean any (i) GPC Patents that claim any Catalogue Y3H Target or Accepted Y3H Target or any use thereof and (ii) Collaboration Patents that claim any Catalogue Y3H Target or Accepted Y3H Target or any use thereof.

1.48. “MAA” shall mean a Marketing Authorization Application or similar application filed with the EMEA after completion of human clinical trials to obtain marketing approval for a Product in the European Union.

1.49. “MHW” shall mean the Ministry of Health and Welfare in Japan and any successor agency.

1.50. “NDA” shall mean a New Drug Application, or other application for the approval to market a Product, which is submitted to the FDA.

1.51. “Net Sales” shall mean the total amount received by ALTANA or its sublicensees on account of the sale of a Product to a non-Affiliate whether invoiced or not, less the following deductions incurred based upon the sale of such Product: (a) value added tax, sales and other excise taxes, cost of nationalization (custom duties related to importation including handling fees) and (b) a lump sum deduction of *** of Gross Sales to cover all other deductions, including, without limitation, customary cash discounts, trade discounts, quantity discounts, allowances or credits to Third Party customers on account of settlement of complaints, rejections, recalls, allowances or returns. Should ALTANA demonstrate to GPC’s reasonable satisfaction that the actual amounts referred to under (a) and (b) above exceed in a country *** of ALTANA’s Gross Sales of Product in such country, then ALTANA shall be entitled to deduct from ALTANA’s Gross Sales such actual amounts in determining its Net Sales with respect to such country.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by such seller and on its payroll, or for the cost of collections.

Transfer between ALTANA and any of its Affiliates for resale shall not be considered a sale, and in such case, Net Sales shall be based on the Gross Sales for the Products received by the Affiliate who sells to a Third Party, less those deductions set forth above.

In the event that a Product is sold as part of a Combination Product as defined below, the Net Sales from the Combination Product, for the purpose of determining the royalty amount payable by ALTANA to GPC, shall be determined by multiplying the Net Sales of the Combination Product during the Accounting Period applicable under Section 6.2.1 by the fraction, A/A+B where A is the average sales price of the Product when sold separately in finished form and B is the average sales price of the other Product(s) included in the Combination Product, when sold separately in finished form, in each case during the applicable reporting period or, if sales of both the Product and the other Product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sales price cannot be determined for both the Product and all other Product(s) included in the Combination Product, Net Sales for the purposes of determining

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Royalty payments shall be calculated by multiplying the Net Sales of the Product by the fraction C/C+D where C is the fair market value of the Product and D is the fair market value of all other Product(s) included in the Combination Product. As used above, the term “Combination Product” means any therapeutic product which comprises a Product and other active compounds and/or ingredients. Notwithstanding the foregoing, Net Sales from a Combination Product shall not be reduced below a level that results in an effective royalty rate pursuant to Section 6.2 hereof of less than *** of sales of such Combination Product, as determined pursuant to the first paragraph of this Section.

1.52. “Phase I Clinical Trial” shall mean a clinical trial which is defined as “Phase I” in FDA regulations as amended from time to time, or any foreign equivalent thereof.

1.53. “Phase II Clinical Trial” shall mean a clinical trial which is defined as “Phase II” in FDA regulations as amended from time to time, or any foreign equivalent thereof.

1.54. “Phase III Clinical Trial” shall mean a clinical trial which is defined as “Phase III” in FDA regulations as amended from time to time, or any foreign equivalent thereof.

1.55. “Product” shall mean any biotherapeutic, gene therapy or small molecule product (a) that is developed for commercial purposes by ALTANA or its sublicensees as a result of using Collaboration Technology, an ALTANA Invention or Licensed Patents or (b) that is covered by a Valid Claim of any Licensed Patents, or the manufacture, use or sale of which is covered by a Valid Claim of any Licensed Patents. Notwithstanding the foregoing, Products shall not include products which consist solely of ALTANA R&D Compounds or are based solely on the use of ALTANA Validated Y3H Targets.

1.56. “Primary Contact Person” shall have the meaning set forth in Section 2.4 hereof.

1.57. “Project Candidate” shall mean any substance or compound that is based on or directed to a Viable Y3H Target or Accepted Y3H Target or which results from the Reverse Genomics Research Program and which is selected by the ALTANA preclinical research steering committee for development as a drug project or for which ALTANA or Third Parties on ALTANA’s behalf commence drug project development activities.

1.58. “Regulatory Approval” shall mean, with respect to a country, all approvals (including price and reimbursement approvals), licenses, registrations or authorizations based on determinations of quality, safety and efficacy of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the use, storage, import, transport and sale of a Product in such country.

1.59. “Research Milestones” shall have the meaning set forth in Section 6.1.4.

1.60. “Research Plan” shall mean the work plan for the research to be conducted by GPC under this Agreement, as amended from time to time as provided in Section 2.3. The initial Research Plan is as set forth in Exhibit B attached hereto, and any amendments thereto will be attached to Exhibit B.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.61. “Research Year” shall mean each twelve (12) month period during the term of the Collaboration beginning on the Effective Date.

1.62. “Resource Plan” shall mean the schedule of FTEs as described in Section 5.2

1.63. “Reverse Genomics Research Program” shall mean a research program in which target interaction landscapes shall be determined for publicly available inhibitors/small molecules with relevance for ALTANA research (to be defined and agreed upon by the Collaboration Committee) and internal ALTANA Compounds, which research program includes identification and validation of target genes/gene products.

1.64. “Reverted Y3H Target” shall have the meaning set forth in Section 2.6.5 hereof.

1.65. “RGRP ALTANA Data” shall mean data derived from the use of ALTANA Compounds or ALTANA Y3H Targets in the Reverse Genomics Research Program.

1.66. “RGRP Public Data” shall mean data derived from the use of publicly available compounds in the Reverse Genomics Research Program.

1.67. “Third Party” shall mean any individual or entity other than ALTANA or GPC.

1.68. “Third Party Compounds” shall mean any of the following compounds used in the GPC Yeast 3-Hybrid Technology: (i) AP1867, (ii) AP14270, (iii) AP1768, (iv) such other Third Party Compounds that GPC obtains rights to pursuant to the Third Party Agreements in Exhibit E, and (v) Derivatives of the compounds listed in clauses (i) through (iv).

1.69. “Third Party Compound Manufacturing Improvements” shall mean the GPC Third Party Compound Manufacturing Improvements and the ALTANA Third Party Compound Manufacturing Improvements.

1.70. “Third Party 3-Hybrid Technology” shall mean those technologies Controlled by GPC as of the Effective Date and described in the Third Party Agreements identified in Exhibit E.

1.71. “Third Party 3-Hybrid Technology Improvements” shall mean ALTANA Third Party 3-Hybrid Technology Improvements and GPC Third Party 3-Hybrid Technology Improvements.

1.72. “3-Hybrid Intellectual Property Rights” shall mean together the GPC Yeast 3-Hybrid Technology, Yeast 3-Hybrid Technology Improvements, the Third Party 3-Hybrid Technology and the Third Party 3-Hybrid Technology Improvements.

1.73. “3-Hybrid Technology(ies)” shall mean any technology or technologies for monitoring the interaction(s) of small molecules with target proteins or (poly)peptides by screening chimeric compounds with cells expressing two or more chimeric proteins and detecting the cross linking of chimeric proteins by a chimeric compound, either directly or through the detection of the activation of a target gene or signaling protein, wherein the target gene or protein is a “reporter” whose activation is detected in an assay, but which itself is not being evaluated for its intrinsic biological activity or as a drug target. For the avoidance of doubt, 3-Hybrid Technology does not include the use of a chimeric compound to induce a protein-protein association, cellular signaling, gene transcription, or any other cellular event which occurs as a result of the cross-linking of chimeric proteins by the chimeric compound, for the purposes of studying the biological role of that event or of any specific gene, protein or signaling pathway, or for detection or evaluation of compounds that affect an induced cellular event or its consequences (other than the interaction of the chimeric compound with a chimeric protein), or for therapeutic use.

1.74. “Viable Y3H Target” shall mean an Accepted Y3H Target with respect to which ALTANA determines there is a good scientific and economic rationale and a reasonable practical basis to pursue efforts which finally might result in the development of a Product pursuant to this Agreement.

1.75. “Valid Claim” shall mean an issued claim of an unexpired patent, or a claim of a pending patent application, owned or Controlled by a Party or its Affiliates which shall not have been withdrawn, canceled or disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

1.76. “Y3H Target” shall mean a gene and/or gene product that is identified prior to the second (2nd) anniversary of the expiration of the Collaboration Term by GPC or by ALTANA or its Affiliates in research that makes any direct or indirect use of any know-how, data, information, patent rights, results or other Information resulting from the Collaboration.

1.77. “Yeast 3-Hybrid Technology Improvements” shall mean the GPC Yeast 3-Hybrid Technology Improvements and the ALTANA Yeast 3-Hybrid Technology Improvements.

ARTICLE 2

Conduct of Collaboration

2.1. Overview of Collaboration. Under the Collaboration, GPC shall conduct the Reverse Genomics Research Program. The goal of this program is the identification and validation of Y3H Targets which may be useful in developing Products. The program shall reflect the focus of and prioritization within ALTANA’s research programs. Such research will be conducted by GPC and ALTANA using the 3-Hybrid Intellectual Property Rights under the Research Plan attached hereto as Exhibit B, which describes possible projects within the programs. The Research Plan may be amended by the Joint Steering Committee as allowed in Section 2.2(ii). ALTANA is entitled to request reasonable adaptations or modifications of the Research Plan to meet changes and developments that will occur in research and changed requirements of ALTANA deriving thereof. GPC shall not be obligated to use any other technology in the conduct of the Collaboration other than the 3-Hybrid Intellectual Property Rights licensed pursuant to Section 3.2.1 and 3.2.3. GPC acknowledges that ALTANA is and may continue to be involved in genomics and proteomic research outside of the Collaboration and may develop products as a result of such research which shall not be subject to the terms of this Agreement. GPC also acknowledges that ALTANA may use additional technology platforms established in its own research facilities and/or technologies provided by Third Parties and to be transferred to ARI and/or outsourcing of working programs to Third Parties for the validation of targets.

2.2. Transfer of the 3-Hybrid Intellectual Property Rights. Immediately upon execution of the Agreement and other necessary licenses to Third Party Technology relating to certain Stanford patents and patent applications controlled by ARIAD Pharmaceuticals as referred to in Exhibit F, GPC shall, together with ALTANA scientists, begin transfer and/or practice of the 3-Hybrid Intellectual Property Rights to or for the benefit of ALTANA as outlined on Exhibit A as attached and as amended by the Transfer Committee during the Establishment Term.

ALTANA shall, upon six months’ written notice to GPC with effect as of (i) the termination of the Collaboration Term, or (ii) the first anniversary following such termination (the “Transfer Notice”), as specified by ALTANA in the Transfer Notice, be entitled to transfer ARI to another location not more than thirty (30) miles from Waltham, Massachusetts (the “Transfer”) in which case GPC agrees to reasonably assist ALTANA to transfer the GPC Yeast 3-Hybrid Technology, GPC Yeast 3-Hybrid Technology Improvements, Third Party 3-Hybrid Technology and Third Party 3-Hybrid Technology Improvements, ALTANA Yeast 3-Hybrid Technology Improvements, ALTANA Third Party Compound Manufacturing Improvements, including GPC FTEs working under this Agreement, to such new location, and will complete the transfer of the GPC Yeast 3-Hybrid Technology, GPC Yeast 3-Hybrid Technology Improvements, Third Party 3-Hybrid Technology and Third Party 3-Hybrid Technology Improvements, ALTANA Yeast 3-Hybrid Technology Improvements, ALTANA Third Party Compound Manufacturing Improvements as set forth in the Transfer Plan and this Agreement at such new location; provided, however, that ALTANA will reimburse GPC for all costs, expenses and losses incurred by GPC in connection with the Transfer. Promptly after receipt by GPC of such Transfer Notice, the Parties shall confer to determine the process to accomplish the Transfer and shall initiate the activities necessary for such Transfer; provided, however, that ALTANA shall be entitled to withdraw such Transfer Notice by written notice to GPC at least one (1) month prior to the projected effective date of such Transfer if ALTANA determines that such Transfer is not feasible based on the required deadlines and costs of such Transfer; provided further, however, that such withdrawal will not relieve ALTANA of its obligations to reimburse GPC for any costs, expenses or losses incurred by GPC after receipt of the Transfer Notice in connection with the withdrawn Transfer.

2.3. Steering Committees.

2.3.1 Formation, Composition and Term. ALTANA and GPC shall establish a Joint Steering Committee which shall be responsible for the overall supervision and management of the Collaboration and the transfer of the 3-Hybrid Intellectual Property Rights (the “Joint Steering Committee”). The Joint Steering Committee shall establish sub-committees: a “Transfer Committee” and a “Collaboration Committee” for the purpose of directing the transfer and Collaboration, respectively. The Joint Steering Committee and the Transfer Committee shall be active during the Establishment Term, the Collaboration Committee shall be active during the Collaboration Term and the two (2) year period immediately thereafter. The three (3) joint committees shall be comprised of three (3) named representatives of each of ALTANA and GPC. The representatives to the Committees shall be as designated in the table below:

Committee	ALTANA Representatives	GPC Representatives

Joint Steering Committee	Oliver Steinbach, Klaus Melchers, Uli Thibaut	Nikolai Kley, David Bancroft, Dana Torrey

Transfer Committee	Thomas Wagner, Deepika Madan, Ge Zhang	David Bancroft, Gabriele Zybarth, Shah Imran

Collaboration Committee	Thomas Wagner, Klaus Melchers, Christian Prothmann	Nikolai Kley, Franz Obermayr, Gabriele Zybarth

The Collaboration Committee may establish additional Subcommittees (the “Sub-Committees”) to execute individual duties of the Collaboration Committee to the extent they relate to a particular therapeutic indication. Each of the Steering Committees shall meet as needed, but not less than once each quarter during the Establishment Term. Subject to the foregoing, such meetings shall be at such times agreed to by ALTANA and GPC and shall be held, to the extent practicable, at GPC’s or the Genomics Center’s offices in Waltham, Massachusetts unless the Parties otherwise agree or shall be in such other form (e.g., telephone or video conference) as the members of the relevant Steering Committee shall agree.

2.3.2 Steering Committees: Functions and Powers.

(a) The Joint Steering Committee shall be responsible for the overall supervision and management of the Collaboration and the transfer of the 3-Hybrid Intellectual Property Rights to ARI. The principal functions of the Joint Steering Committee shall include, without limitation:

(i) receiving reports from GPC on a regular basis which specify the ongoing developments regarding the GPC Yeast 3-Hybrid Technology and Third Party 3-Hybrid Technology and outline the GPC Yeast 3-Hybrid Technology Improvements and Third Party 3-Hybrid Technology Improvements which will be transferred and implemented under this Agreement;

(ii) considering and approving reasonable adaptations or modifications to the Research Plan as a result of changes and developments that occur in the research performed in the Collaboration and the changing requirements of ALTANA arising therefrom;

(iii) evaluating, monitoring and recommending on a periodic basis the in-licensing of any Third Party intellectual property for ARI or for the Collaboration; and

(iv) recommending to ALTANA whether a Target should be designated as a Catalogue Y3H Target by ALTANA in accordance with Section 2.6.2. Recommendation shall be made based on the discussions and mutual understandings in the Collaboration Committee.

(b) The Transfer Committee shall be responsible for the overall supervision of the transfer of the 3-Hybrid Intellectual Property Rights. The principal functions of the Transfer Committee shall include, without limitation, monitoring the progress and results under the transfer of the 3-Hybrid Intellectual Property Rights and revising, as necessary, the Transfer Plan.

(c) The Collaboration Committee or the Sub-Committees established by it, shall be responsible for the overall supervision and management of the Collaboration. The Collaboration Committee shall report to the Joint Steering Committee, the Sub-Committees to the Collaboration Committee. The principal functions of the Collaboration Committee shall include, without limitation:

(i) monitoring the progress and results achieved under the Collaboration and revising, as necessary, the Research Plan;

(ii) determining the Designation Criteria to be fulfilled for target validation on a case by case basis in accordance with Section 2.6.1;

(iii) recommending to the Joint Steering Committee, whether a Y3H Target resulting from the Collaboration should be designated as a Catalogue Y3H Target by ALTANA in accordance with Section 2.6.2;

(iv) determining and agreeing whether a compound to be assayed by use of the GPC Yeast 3-Hybrid Technology, GPC Yeast 3-Hybrid Technology Improvements, and Third Party 3-Hybrid Technology, and Third Party 3-Hybrid Technology Improvements during the Collaboration Term is an ALTANA Compound; and

(v) determining and agreeing whether a target to be assayed by use of the GPC Yeast 3-Hybrid Technology, GPC Yeast 3-Hybrid Technology Improvements, or Third Party 3-Hybrid Technology, and Third Party 3-Hybrid Technology Improvements during the Collaboration Term is an ALTANA Target.

A Party may change one or more of its representatives to a Steering Committee at any time upon written notice to the other Party. Members of a Steering Committee may be represented at any meeting by another member of the Steering Committee, or by a deputy. Either Party may permit additional employees and consultants to attend and participate (on a non-voting basis) in Steering Committee meetings, subject to the confidentiality provisions of Article 10.

2.3.3 Decisions of the Steering Committees. A quorum for a given Steering Committee shall be present at any meeting of the respective Steering Committee if at least one (1) representative of each Party is present at such meeting in person or by telephone or video conference. If a quorum exists at any meeting, the unanimous consent of all members of the respective Steering Committee present at such meeting is required to take any action on behalf of such Steering Committee. In the event that a Steering Committee cannot reach agreement within thirty (30) days as to any matter that is subject to its decision-making authority, the matter shall, in case of decisions of the Transfer Committee or the Collaboration Committee, be referred to the Joint Steering Committee, in case of the Joint Steering Committee be referred to dispute resolution in accordance with Article 16.

2.3.4 Co-Chairs. Each Steering Committee shall be co-chaired by one ALTANA representative appointed by ALTANA and one GPC representative appointed by GPC from the membership of the respective Steering Committee.

2.3.5 Minutes and Reports. Each Steering Committee shall be responsible for keeping accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Within ten (10) business days of each meeting, the co-chairs shall provide the Parties with draft minutes of such meeting and a draft of a written accompanying report describing, in reasonable detail, the status of the Research Program or such other program as it falls under the responsibility of the respective Steering Committee, a summary of the work and progress to date, any issues requiring resolution and any proposed decisions and the action taken to all members of the respective Steering Committee. Within thirty (30) days of each meeting, the co-chairs will sign final versions of the meeting minutes and the accompanying report and such minutes and such report shall thereafter be recognized as duly accepted by the Parties. All records of the Steering Committees shall be available to both Parties.

2.3.6 Information and Results. Except as otherwise provided, the Parties will make available and disclose to one another all results of the work conducted pursuant to the Collaboration prior to and in preparation for the Steering Committee meetings, by the deadline and in the form and format to be designated by the Steering Committee.

2.4. Primary Contact Persons. The initial primary contact person of GPC shall be Dana Torrey and the primary contact person for ALTANA shall be Klaus Melchers (each a “Primary Contract Person”) who shall be responsible for the day-to-day interactions between the Parties related to the Collaboration and the management of the day-to-day operation of the Collaboration. Each Party may change its Primary Contact Person upon written notice to the other Party.

2.5. Collaboration Term; Extension of Establishment Term.

2.5.1 Unless this Agreement is terminated sooner in accordance with Section 15.2, the research term of the Collaboration (the “Collaboration Term”) shall commence on the Effective Date and shall continue for twenty-seven (27) months thereafter.

2.5.2 Upon ALTANA’s written request made at least six (6) months prior to the then-current end of the Establishment Term, GPC consents to annual extensions of the Establishment Term as requested by ALTANA for the purposes described in this Section, provided that ALTANA continues to make payments under Article 5 of this Agreement for FTE support to the extent such support is still required by ALTANA, and Article 6 of this Agreement to the extent ALTANA elects to have the Establishment Term extended for the purposes described in the next two sentences. Pursuant to any extension of the Establishment Term under this Section, the Parties agree that no payments shall be due under Sections 6.1.1 and 6.1.3 unless ALTANA elects to have the license set forth in Section 3.2.1 include Third Party 3-Hybrid Technology Improvements and/or Yeast 3-Hybrid Technology Improvements each conceived, discovered, identified or first reduced to practice during the extended Establishment Term, in which case the Parties shall adapt, if possible, the payments due under 6.1.1 and 6.1.3 based on the extent of ALTANA’s election of the Third Party 3-Hybrid Technology Improvements and/or Yeast 3-Hybrid Technology Improvements during the extended Establishment Term. The Parties shall adapt, if possible, the payments under Section 6.1.2, and ALTANA shall make sublicense payments under Section 6.1.2 if ALTANA elects to extend the rights and license set forth in Section 3.2.3 during the extended Establishment Term. ALTANA hereby agrees to promptly inform GPC about any such election by ALTANA.

2.6. Y3H Target Identification and Disposition.

2.6.1 Y3H Target Identification. GPC and ALTANA shall use Commercially Reasonable Efforts in the Field to identify and validate Y3H Targets in the performance of the Collaboration, managed by the Collaboration Committee, according to the Research Plan in Exhibit B. The Collaboration Committee shall promptly notify the Joint Steering Committee of any such Y3H Target identified and submit the Designation Criteria of such Y3H Target and information regarding such place at which the agreed validation experiments have to be carried out as agreed by the Collaboration Committee. The Joint Steering Committee shall prioritize, coordinate and determine the extent of the further work to be performed as agreed by the Collaboration Committee for such Y3H Targets identified. Upon completion of such validation by ALTANA or GPC (as determined by the Collaboration Committee), the Collaboration Committee shall promptly notify the Joint Steering Committee of the results of such experiments pursuant to Section 2.6.2.

2.6.2 Recommendation by Collaboration Committee and Joint Steering Committee. The Collaboration Committee shall, further to Section 2.6.1, without undue delay following disclosure of the validation results of any Y3H Target pursuant to Section 2.6.1, convene in person, by telephone or by video conference in order to evaluate each Y3H Target so validated and shall, if it considers the Designation Criteria to be met, recommend to the Joint Steering Committee that such Y3H Target be designated as a Catalogue Y3H Target. Upon receipt of such recommendation from the Collaboration Committee, the Joint Steering Committee itself shall review the results and, if it also considers the Designation Criteria to be met, recommend to ALTANA to designate such Y3H Target as a Catalogue Y3H Target, all without undue delay. Following such recommendation, ALTANA shall determine pursuant to Section 2.6.4 and 2.6.5 hereof, whether such Y3H Target shall be designated a Catalogue Y3H Target or a Reverted Y3H Target.

2.6.3 Determination by ALTANA. Following the recommendation by the Joint Steering Committee pursuant to Section 2.6.2, ALTANA shall, through its internal committee, further evaluate each Y3H Target to determine if such Y3H Target meets the Designation Criteria.

2.6.4 Catalogue Y3H Target. If ALTANA determines, within ninety (90) days of the date of the Joint Steering Committee meeting at which the recommendation to ALTANA with respect to a Y3H Target pursuant to Section 2.6.2 was made, that such Y3H Target meets the Designation Criteria, then ALTANA shall notify GPC in writing (the “Catalogue Y3H Target Notice”) and such Y3H Target shall constitute a “Catalogue Y3H Target”. ALTANA shall make the Research Milestone payment as specified in Section 6.1.4(c) within thirty (30) days from the Catalogue Y3H Target Notice. ALTANA shall have exclusive rights to any Licensed Patents claiming such Catalogue Y3H Target pursuant to Section 3.1.1. Within thirty (30) days after any

Y3H Target becomes a Catalogue Y3H Target, GPC shall provide ALTANA with access to all Information under GPC Control for such Catalogue Y3H Target.

2.6.5 Reverted Y3H Target. If ALTANA determines that a Y3H Target does not meet the Designation Criteria and so notifies GPC in writing, or if ALTANA fails to notify GPC in writing with a Catalogue Y3H Target Notice of its determination within ninety (90) days of the Joint Steering Committee’s recommendation to ALTANA with respect to a Y3H Target pursuant to Section 2.6.2, or fails to make the payment required in Section 6.1.4(c) hereof and such failure has not been cured within twenty (20) days after receipt of notice thereof from GPC, then such Y3H Target shall be designated a “Reverted Y3H Target,” and GPC shall have exclusive rights to Collaboration Patents claiming such Reverted Y3H Target pursuant to Section 3.3.2.

2.6.6 ALTANA Accepted Y3H Target. In the event a Y3H Target is designated by ALTANA as a Catalogue Y3H Target pursuant to Section 2.6.4 hereof, ALTANA shall diligently undertake to additionally validate a Catalogue Y3H Target as soon as reasonably possible (taking into account ALTANA’s resources) and shall have the right to elect a Catalogue Y3H Target to become an Accepted Y3H Target. Such election must be made within the twenty-one (21) month period beginning on the date ALTANA designates a Y3H Target as a Catalogue Y3H Target (the “Evaluation Period”). In the event that, despite ALTANA’s Commercially Reasonable Efforts, ALTANA is unable to sufficiently validate a Catalogue Y3H Target within the Evaluation Period, the Parties shall negotiate in good faith an extension of the Evaluation Period, if any. In the event ALTANA desires to elect to have a Catalogue Y3H Target designated as an Accepted Y3H Target pursuant to this Section, ALTANA shall notify GPC within the Evaluation Period (as it may be extended pursuant to the preceding sentence) in writing of such election (the “Accepted Y3H Target Notice”) and such Y3H Target shall constitute an “Accepted Y3H Target”. ALTANA shall effect the payment required in Section 6.1.4(d) hereof within thirty (30) days from the Accepted Y3H Target Notice.

2.6.7 GPC Elected Y3H Target. In the event ALTANA does not elect a Catalogue Y3H Target to become a ALTANA Accepted Y3H Target and make the payment required by Section 6.1.4(c) pursuant to Section 2.6.6 hereof, or fails to notify GPC in writing with an Accepted Y3H Target Notice of the election of an Accepted Y3H Target with respect to a Catalogue Y3H Target pursuant to Section 2.6.6, then such Catalogue Y3H Target shall automatically be designated a “GPC Elected Y3H Target,” and ALTANA’s license to such Catalogue Y3H Target under Sections 3.1.1 and 3.1.2 shall automatically terminate, and GPC shall have exclusive rights to ALTANA Intellectual Property and Collaboration Patents claiming such GPC Elected Y3H Target pursuant to Section 3.3.3. Within thirty (30) days after any Catalogue Y3H Target becomes a GPC Elected Y3H Target, ALTANA shall provide GPC with access to Information under ALTANA Control for such GPC Elected Y3H Target.

2.7. Option on Third Party Technologies. At any time, and from time to time, during the Establishment Term, ALTANA may exercise an option (the “Option”) to enter into negotiations to obtain a non-exclusive license as an amendment under this Agreement only for use with or in 3-Hybrid Technology, to any technology in-licensed or acquired by GPC from any Third Party, wherein such technology is used by GPC in 3-Hybrid Technology(the “In-Licensed 3-Hybrid Technology”). GPC shall, upon execution of such in-licensing or acquisition agreement with a Third Party, inform the Joint Steering Committee accordingly and ALTANA may exercise the Option by providing written notice (the “Option Notice”) to GPC. If GPC is not, at the time of receipt of the Option Notice, restricted from granting a non-exclusive license to such In-Licensed 3-Hybrid Technology, GPC shall negotiate in good faith with ALTANA, for a period of not less than 90 days, the terms of a non-exclusive license to the In-Licensed 3-Hybrid Technology. If, at the end of such 90-day period, ALTANA and GPC are, despite good faith efforts, unable to agree on the terms of such a non-exclusive license, then GPC shall be under no further obligation to grant to ALTANA a license to the In-Licensed 3-Hybrid Technology. Notwithstanding this and for the avoidance of doubt, an In-Licensed 3-Hybrid Technology being an improvement (i.e. vector systems, new readout systems) that replaces or modifies a part of or is an incorporation within an existing 3-Hybrid Technology used by the Parties shall be available for non-exclusive license (where GPC is not restricted in such license grant as above) as an Option to ALTANA against reasonable participation by ALTANA in the costs incurred with GPC regarding such In-Licensed 3-Hybrid Technology. In case such In-Licensed 3-Hybrid technology is a minor improvement, such non-exclusive license shall be as an Option to Altana on terms equivalent to the cost incurred by GPC to grant such license.

ARTICLE 3

License Grants

3.1. Collaboration Licenses.

3.1.1 Exclusive Commercialization License. Subject to the terms and conditions of this Agreement and the Third Party Agreements identified in Exhibit E, including, without limitation, the rights of GPC with respect to Reverted Y3H Targets and GPC Elected Y3H Targets under Sections 3.3.2 and 3.3.3, GPC hereby grants to ALTANA a worldwide, royalty-bearing exclusive license, with the right to sublicense, under GPC’s interest in the Licensed Patents and the Collaboration Technology to develop, register, make, have made, use, offer for sale, sell and import Products in the Field. Such license shall be perpetual for Project Candidates and Products for which ALTANA complies with its payment obligations under Section 6.1, to the extent applicable, and under Section 6.2.

3.1.2 Exclusive Research License. Subject to the terms and conditions of this Agreement, GPC hereby grants to ALTANA a worldwide, royalty-free exclusive license, without the right to sublicense, under GPC’s interest in the Licensed Patents and the Collaboration Technology to conduct research solely within the Field, (i) on a Catalogue Y3H Target-by-Catalogue Y3H Target basis during the Evaluation Period for each Catalogue Y3H Target, and (ii) perpetually for each Accepted Y3H Target for which ALTANA complies with its payment obligations under Section 6.1, to the extent applicable.

3.1.3 ALTANA License Limitations.

(a) The licenses granted to ALTANA under Sections 3.1.1 and 3.1.2 are subject to the retention by GPC of a non-exclusive research license with the right to sublicense or subcontract solely for purposes of conducting GPC’s obligations in the Collaboration under the Research Plan.

(b) Any sublicense by ALTANA of the rights granted to ALTANA in Section 3.1.1 shall be consistent with the terms of this Agreement and shall include an obligation for the sublicensee to comply with the applicable obligations of this Agreement including, without limitation, Article 6 pertaining to payments, Article 7 pertaining to reports and audits,

Article 8 pertaining to books and records and Article 10 pertaining to confidentiality. ALTANA shall notify GPC of the existence of any sublicense of the rights granted herein to a Third Party within ten (10) days of entering into such sublicense.

(c) ALTANA shall not sell or otherwise transfer to a Third Party all or a portion of its rights to an Accepted Y3H Target, Viable Y3H Target, Project Candidate or Product (a “Transfer”) without first complying with the terms of this Section 3.1.3(c). In the event that ALTANA desires to effect a Transfer, then, prior to any such Transfer, ALTANA shall so notify GPC, specifying the Y3H Target, Project Candidate or Product that ALTANA desires to so transfer and the terms upon which such Transfer is proposed (the “Transfer Notice”). ALTANA and GPC shall negotiate in good faith, for a period of not less than sixty (60) days from GPC’s receipt of the Transfer Notice, the terms under which ALTANA may effect such Transfer. In the event that ALTANA and GPC are unable to agree on such terms within such 60-day period, then the matter shall be submitted to dispute resolution in accordance with the terms of Article 16 hereof. Upon final resolution of such terms pursuant to agreement of the parties or the dispute resolution provisions of Section 16, ALTANA may effect the Transfer on the terms specified in the Transfer Notice. In the event that ALTANA subsequently desires to effect a Transfer with respect to any other Y3H Target resulting from the Collaboration, Project Candidate or Product, the terms of this Section 3.1.3(c) continue to apply.

3.2. 3-Hybrid Licenses to Altana.

3.2.1 GPC Yeast 3-Hybrid Technology and Improvements Licenses. Subject to the terms and conditions of this Agreement, GPC hereby grants to ALTANA a worldwide, non-exclusive, perpetual, fully paid up (after payments relating thereto having been made as provided for herein) license without the right to sub-license (except as expressly set forth in this Section 3.2.1) under (i) the GPC Yeast 3-Hybrid Technology, GPC Yeast 3-Hybrid Technology Improvements, GPC Third Party 3-Hybrid Technology Improvements, ALTANA Yeast 3-Hybrid Technology Improvements, ALTANA Third Party Yeast 3-Hybrid Technology Improvements, and ALTANA Third Party Compound Manufacturing Improvements, and (ii) any Valid Claims of patent applications and patents deriving thereof as listed in Exhibit H to the extent such Valid Claims cover the practice of the foregoing technologies, and in each case for use by ALTANA only in the Field. GPC agrees that ALTANA may sublicense a Third Party under the rights granted to ALTANA in this Section 3.2.1 solely to perform research on behalf of ALTANA and for the sole benefit of ALTANA; provided, however, that ALTANA will provide to GPC a copy of each such sublicense agreement promptly after execution thereof; provided further, that ALTANA may redact any Confidential Information contained in such copies provided to GPC. Any such sublicense will be granted pursuant to an agreement between ALTANA and such Third Party which contains restrictions on the use and disclosure of the GPC Yeast 3-Hybrid Technology, GPC Yeast 3-Hybrid Technology Improvements and GPC Third Party 3-Hybrid Technology Improvements which are no less onerous than the restrictions on ALTANA contained in this Agreement and shall prohibit such Third Party from sublicensing the rights sublicensed to it by ALTANA under this Section 3.2.1. ALTANA acknowledges that it or its sublicensees as above may be obligated to enter into, at its own expense, other necessary licenses covering Third Party intellectual property as listed in Exhibit E and Exhibit F in order to fully practice the GPC Yeast 3-Hybrid Technology or GPC Yeast 3-Hybrid Technology Improvement. GPC will reasonably assist ALTANA in obtaining such licenses.

3.2.2 Source Code to Software Included in GPC Yeast 3-Hybrid Technology. GPC agrees to provide ALTANA with one (1) copy of the source code to each software program transferred to ALTANA pursuant to Section 2.1 hereof, in each case solely for use as permitted in Section 3.2.1. GPC will transfer the source code only after installation of such software at one ALTANA site and acceptance by ALTANA of such software as fully functioning.

3.2.3 Sublicense of Third Party 3-Hybrid Technology. Subject to the terms and conditions of this Agreement and the Third Party Agreements identified in Exhibit E, GPC hereby grants to ALTANA a worldwide, non-exclusive, non-transferable sublicense, without the right to sublicense, under GPC’s rights to sublicense the Third Party 3-Hybrid Technology for use by ALTANA in combination with the GPC Yeast 3-Hybrid Technology and GPC Yeast 3-Hybrid Technology Improvements, ALTANA Yeast 3-Hybrid Technology Improvements and Third Party 3-Hybrid Technology Improvements, only in the Field and only during the Establishment Term. During the Establishment Term or any extension thereof pursuant to Section 2.5.2, GPC agrees not to exercise its rights to terminate the MIT Agreement as identified in Exhibit E without prior written consent of ALTANA, such consent not to be unreasonably refused. GPC undertakes to perform any and all obligations during the Establishment Term (excluding any extensions thereof as allowed for in Section 2.5.2) relating to GPC specified in the License Agreement between ALTANA and ARIAD regarding the Stanford IP (“ALTANA/ARIAD Agreement”) and the License Agreement between ARIAD and GPC (ARIAD Regulation Technology for GPC 3-Hybrid System dated January 31, 2003) to secure the sublicense granted by ARIAD to ALTANA so long as ALTANA fulfills all of its obligations under this Agreement and the ALTANA/ARIAD Agreement. For the avoidance of doubt, GPC will not be obligated to extend the term of the License Agreement between ARIAD and GPC (ARIAD Regulation Technology for GPC 3-Hybrid System) during any extensions of the Establishment Term as provided for in Section 2.5.2, however GPC will use reasonable efforts to assist ALTANA in obtaining a license to the ARIAD Regulation Technology for GPC 3-Hybrid System directly from ARIAD as provided for in the License Agreement between ARIAD and GPC (ARIAD Regulation Technology for GPC 3-Hybrid System) and the ALTANA/ARIAD Agreement so long as ALTANA (i) fulfills all of its obligations under this Agreement and the ALTANA/ARIAD Agreement, and (ii) continues to extend the Establishment Term and the relating collaboration efforts with GPC under this Agreement. GPC further agrees to guarantee in writing the payments to ARIAD from ALTANA to the extent required under the License Agreement between ARIAD and GPC and the ALTANA/ARIAD Agreement, and, upon GPC’s making of such guarantee, ALTANA hereby guarantees any obligation GPC may have under GPC’s guarantee, and shall make GPC whole in the event GPC is required to make payments to ARIAD under GPC’s guarantee. Notwithstanding the foregoing guarantees, GPC hereby agrees that if payment to ARIAD is required under Section 4.3.1(ii) of the ALTANA/ARIAD Agreement, ALTANA shall only be required to make GPC whole for the first *** of any applicable fees due under said Section 4.3.1(ii), and that GPC shall make ALTANA whole for any payment made directly by ALTANA to ARIAD under Section 4.3.1(ii)in excess of *** of any applicable fees due under the GPC/ARIAD Agreement. The Parties are further in agreement that any payments to be made by ALTANA directly to ARIAD according to Sections 4.2.1 and 4.3.1 of the ALTANA/ARIAD Agreement that are triggered by and are based on payments to GPC by ALTANA under Sections 6.1.1, 6.1.3, 6.1.4, 6.1.6, and 6.2 of this Collaboration and License Agreement shall entitle ALTANA to deduct such amounts from payments due to GPC.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2.4 Sublicense of Third Party Compounds and Third Party Compound Manufacturing. Subject to the terms and conditions of this Agreement and the agreement between GPC and Ariad identified in Exhibit E, GPC hereby grants to ALTANA a worldwide, non-exclusive, non-transferable sublicense, without the right to sublicense, under GPC’s right to sublicense the right to make and use the Third Party Compounds in combination with the GPC Yeast 3-Hybrid Technology, GPC Yeast 3-Hybrid Technology Improvements, ALTANA Yeast 3-Hybrid Technology Improvements and Third Party 3-Hybrid Technology Improvements, and, subject to the transfer of manufacturing information about the Third Party Compounds pursuant to Section 3.2.5, GPC Third Party Compound Manufacturing Improvements, in each case only in the Field and only during the Establishment Term.

3.2.5 Transfer of Manufacturing Information Regarding Third Party Compounds. Subject to receipt of consent from Ariad pursuant to the agreement between GPC and Ariad identified in Exhibit E, which consent GPC shall seek promptly following the execution of this Agreement, GPC shall transfer to ALTANA all manufacturing information in its possession for the Third Party Compounds promptly after receipt of such consent.

3.2.6 New Technology other than Yeast 3-Hybrid Improvements. GPC hereby grants to ALTANA a perpetual, worldwide, co-exclusive license, with the right to grant sublicenses, to GPC’s interest in any intellectual property jointly conceived, discovered, identified or first reduced to practice during the Establishment Term by employees of GPC working on the Collaboration and employees of ALTANA that is not a Collaboration Technology, Yeast 3-Hybrid Technology Improvement, a Third Party 3-Hybrid Technology Improvement, or a Third Party Compound Manufacturing Improvement.

3.3. Licenses to GPC.

3.3.1 Research License. Subject to the terms and conditions of this Agreement, ALTANA hereby grants GPC a non-exclusive research license in the Field, during the Collaboration Term, under the ALTANA Intellectual Property rights solely to use the proprietary materials and information that ALTANA provides to GPC under the Collaboration for conducting GPC’s obligations in the Collaboration under the Research Plan.

3.3.2 Exclusive License for Reverted Y3H Targets. Subject to the terms and conditions of this Agreement, ALTANA hereby grants GPC a worldwide, fully paid, exclusive license, with the right to sublicense, under ALTANA’s interest in the Joint Inventions, Collaboration Patents, ALTANA Intellectual Property and, to the extent assigned to ALTANA under Section 11.2, GPC Patents claiming any Reverted Y3H Target to conduct research and to develop, make, use, offer for sale, sell and import products, which products are based on such Reverted Y3H Target.

3.3.3 Exclusive License for GPC Elected Y3H Targets. Subject to the terms and conditions of this Agreement, ALTANA hereby grants GPC a worldwide, fully paid, exclusive license or sublicense, with the right to sublicense, under ALTANA’s interest in the ALTANA Intellectual Property, Joint Inventions, and Collaboration Patents claiming any GPC Elected Y3H Target to conduct research and to develop, make, use, offer for sale, sell and import products, which products are based on such GPC Elected Y3H Target.

3.3.4 New Technology other than Yeast 3-Hybrid Improvements. ALTANA hereby grants to GPC a perpetual, worldwide, co-exclusive license, with the right to grant sublicenses, to ALTANA’s interest in any intellectual property jointly conceived, discovered, identified or first reduced to practice during the Establishment Term by employees of GPC and employees of ALTANA working on the Collaboration that is not a Collaboration Technology, Yeast 3-Hybrid Technology Improvement, a Third Party 3-Hybrid Technology Improvement or a Third Party Compound Manufacturing Improvement.

3.3.5 Non-Exclusive License to ALTANA Blocking Inventions. ALTANA acknowledges that ALTANA may make, create or identify through the use of the 3-Hybrid Intellectual Property Rights make discoveries or inventions that block GPC, its Affiliates, its Licensors listed in Exhibit E or sublicensees or other customers of GPC from using the 3-Hybrid Intellectual Property Rights or Third Party Compound Manufacturing Improvements to the extent of the rights granted to ALTANA hereunder (“Blocking Inventions”). To prevent this occurrence, ALTANA hereby grants GPC a fully paid-up, irrevocable, non-exclusive, royalty-free right and license, with the right to grant sublicenses, under ALTANA’s rights to Blocking Inventions and any patents arising from patent inventions filed on Blocking Inventions which are required, and only to the extent required, to enable GPC, its Affiliates, its Licensors listed in Exhibit E, sublicensees and other customers to use the 3-Hybrid Intellectual Property Rights and Third Party Compound Manufacturing Improvements.

3.4. No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, products or materials of the other Party.

ARTICLE 4

Diligence

4.1. Diligence. Only as a condition for ALTANA maintaining its exclusive license granted to ALTANA pursuant to Sections 3.1.1 and 3.1.2, but not as a legal obligation, ALTANA shall itself or through its corporate partners or sublicensees use Commercially Reasonable Efforts to start and continue development activities of a Project Candidate based on each Catalogue Y3H Target during the Evaluation Period (until such time as a Catalogue Y3H Target is determined not to be an Accepted Y3H Target pursuant to Section 2.5.6) and each Accepted Y3H Target for which ALTANA has paid the Research Milestone under Section 6.1.4(d) (until such time as an Accepted Y3H Target is determined not to be a Viable Y3H Target) consisting of the initiation of clinical trials of Project Candidate, submission of regulatory filings and commercial launch of a Product.

With respect to each Y3H Target, beginning with the designation of each Catalogue Y3H Target by ALTANA pursuant to Section 2.5.4 and quarterly thereafter, ALTANA shall submit to GPC a summary progress report covering its activities related to developing Project Candidates and commercializing Products and preparing and filing all necessary regulatory approvals. Such progress reports shall be treated as Confidential Information. These progress reports shall be made for each Product until the First Commercial Sale of that Product.

4.2. Return of an Accepted Y3H Target, Project Candidate or a Product to GPC.

4.2.1 If any one of the following events (a “Return Event”) occurs, then, except as set forth in Section 4.2.3 below, the Accepted Y3H Target, Project Candidate or Product, as the case may be, shall be returned to GPC, as described in Section 4.2.2 below:

(a) ALTANA at any time determines that an Accepted Y3H Target is not a Viable Y3H Target;

(b) ALTANA or its sublicensee fails to use Commercially Reasonable Efforts to develop a Project Candidate for a Viable Y3H Target in accordance with Section 4.1 and GPC notifies ALTANA of such failure, which notification is either accepted by ALTANA or there is a final determination pursuant to Article 16 that such failure has occurred, and neither ALTANA or a sublicensee is using Commercially Reasonable Efforts in accordance with Section 4.1 to develop at least one Project Candidate for the same Viable Y3H Target, and ALTANA or its sublicensee fails to remedy or take reasonable action to remedy such event within ninety (90) days after notice thereof by GPC; or

(c) following receipt by ALTANA or its sublicensee of all necessary regulatory approvals to market a Product in a major market country as listed in Exhibit C (a Major Market Country), there is a continuous one (1) year period during which no such Product is sold in such Major Market Country (provided that such sale is not prevented by Force Majeure, government regulation or intervention or institution of a law suit by a Third Party), and ALTANA or its sublicensee fails to take reasonable action to initiate the sales of such Product in the respective Major Market Country during such one (1) year period within one hundred and twenty (120) days after notice thereof by GPC.

4.2.2 Upon the occurrence of a Return Event and except as described in Section 4.2.3, (A) GPC shall have the right to terminate the licenses and rights granted to ALTANA pursuant to Section 3.1 with respect to such Accepted Y3H Target and/or such Product (but, as to Section 4.2.1(c) above, only in such country), and, following such termination, (B) ALTANA will immediately cease to develop or manufacture and sell, as applicable, such Accepted Y3H Target, Project Candidate or Product (but, as to Section 4.2.1(c) above, only in such country), and (C) GPC shall have a worldwide, perpetual right and license under ALTANA Intellectual Property (however, with respect to trademarks Controlled by ALTANA or its Affiliates such license shall be limited to the country referred to in Section 4.2.1(c) above and subject to the restrictions referred to in Section 15.3.5 second sub-paragraph) to conduct research and development using Commercially Reasonable Efforts within the Field with respect to such Accepted Y3H Target, Project Candidate or Product (but, as to Section 4.2.1(c) above, only in such country) and to sell such Product or any Product resulting from such research and development using Commercially Reasonable Efforts which license shall be royalty bearing on the same terms as Products sold by ALTANA bear royalties hereunder; provided, however, that GPC shall not have the right to terminate this Agreement in its entirety based on any failure to diligently develop Product so long as ALTANA at least diligently pursues a Y3H Target according to the Y3H Target election procedure or one Project Candidate and/or Product is being pursued diligently by ALTANA in accordance with Section 4.1, and further provided that the rights of GPC described in this Section 4.2.2 shall be in lieu of any right to terminate this Agreement in its entirety in the event of failure by ALTANA to commercialize a Product pursuant to Section 4.2.1(c) in any particular Major Market Country (provided that ALTANA is commercializing a Product in no less than three (3) other Major Market Countries).

4.2.3 Upon the occurrence of an event described in Section 4.2.1(b) above, ALTANA may elect, in lieu of GPC’s exercise of the rights described in Section 4.2.2, to (a) suspend research and development of such Accepted Y3H Target, Project Candidate or Product, (b) retain all rights hereunder with respect to such Accepted Y3H Target, Project Candidate or Product and (c) pay to GPC an amount equal to One Hundred Thousand Dollars ($100,000) per calendar year with respect to each Accepted Y3H Target, Project Candidate or Product, payable quarterly in advance and pro rated for any partial calendar quarters, with the first payment due within ninety (90) days of the occurrence of the event described in Section 4.2.1(b) for the quarter or partial quarter in which such period ends. If at any time ALTANA fails to make a payment within thirty (30) business days of the date that such payment is due in accordance with this Section, GPC shall have the rights described in Section 4.2.2 with respect to such Accepted Y3H Target or Product.

ARTICLE 5

FTE and Research Funding

5.1. FTE Rates and Adjustments. The annual FTE rate for FTEs working on the Collaboration shall be based on a rate of Two Hundred Sixty-Five Thousand two hundred twenty five Dollars ($265,225) per FTE for 2003, with such rate to be increased by three percent (3%) per year for each year after 2003. Beginning on January 1, 2004, the annual FTE rate shall, therefore, be an adjusted rate.

5.2. FTE Support. GPC shall provide the following FTEs for transfer of the GPC Yeast 3-Hybrid Technology and the Collaboration. Until December 31, 2004: *** FTEs; during 2005, *** FTEs; during 2006 , *** FTE, and from January 1, 2007 through June 30, 2007, *** FTE. The Joint Steering Committee shall allocate the FTEs depending on the progress and needs of the Collaboration.

5.3. Payment of Research Funding. The funding of GPC FTEs set forth in the Resource Plan shall be paid by ALTANA quarterly in advance, on a calendar quarter basis, during the Establishment Term with the first payment to be paid within ninety (90) days after the Effective Date.

ARTICLE 6

Payments

6.1. Payments to GPC.

6.1.1 Annual License Fee. In consideration of ALTANA’s continued access to the GPC Yeast 3-Hybrid Technology and Yeast 3-Hybrid Technology Improvements, ALTANA shall pay to GPC a total annual license fee (the “Annual License Fee”) of Two Hundred Thousand Dollars ($200,000) as of the Effective Date and the following four anniversaries of the Effective Date. The Annual License Fee shall be payable effective as of the respective anniversary of the Effective Date, with the first payment of $200,000 due one hundred and twenty (120) days after the Effective Date. For the avoidance of doubt, the Annual License Fees shall amount to a total sum of One Million Dollars ($1,000,000).

6.1.2 Annual Sublicense Fee. In consideration of ALTANA’s continued access to the Third Party 3-Hybrid Technology, ALTANA shall pay to GPC a total annual

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license (the “Annual Sublicense Fee”) fee of *** for the first year, *** per each whole or partial year for the remainder of the Establishment Term. The Annual Sublicense Fee shall be payable annually in advance, with the first payment of *** due one hundred and twenty (120) days after the Effective Date.

6.1.3 Annual Technology Transfer Fee. In consideration of the transfer to ALTANA of the GPC Yeast 3-Hybrid Technology and GPC Yeast 3-Hybrid Technology Improvements, ALTANA shall pay to GPC a technology transfer fee (the “Annual Technology Transfer Fee”) of Two Hundred Thousand Dollars ($200,000), per Research Year for the first three Contract Years, payable pro rata based upon the achievement of the implementation milestone (the “Implementation Milestone”) for the given Contract Year, the first of which is set forth in Exhibit G attached hereto. Such payment is due within thirty (30) days of achievement of the Implementation Milestone, as determined by the Joint Steering Committee. Payments for milestones not achieved in a particular year shall be paid in a succeeding year if the milestone is achieved in such succeeding year.

6.1.4 Research Milestones. ALTANA shall make the following research-based milestone payments to GPC upon the achievement of each of the applicable milestones with respect to Y3H Targets and Products (the “Research Milestones”):

(a) upon completion of the determination of target interaction landscapes for the agreed upon publicly available *** or other publicly available small molecules on the Reverse Genomics Research Program, *** for each publicly available inhibitor/small molecule with a maximum of five (5) inhibitors/small molecules.

(b) upon the completion of the determination of target interaction landscapes for the agreed upon *** or other small molecules with relevance to ALTANA’s research in the Reverse Genomics Research Program, *** for each inhibitor/small molecule with relevance to ALTANA’s research with a maximum funding of five (5) inhibitors/small molecules.

(c) upon the designation by ALTANA of a Catalogue Y3H Target pursuant to Section 2.6.4, *** for each Catalogue Y3H Target;

(d) upon the designation by ALTANA of an Accepted Y3H Target pursuant to Section 2.6.6, *** for each Accepted Y3H Target; and

(e) upon the selection by ALTANA of a Project Candidate, *** for each Project Candidate. Notwithstanding the foregoing, in a case where a Project Candidate directed against an Accepted or Viable Y3H Target fails in research and clinical development, and ALTANA moves another Project Candidate against the same Accepted or Viable Y3H Target into research and clinical development (a “Substituted Project Candidate”) as a backup to the failed Project Candidate, then the Research Milestone previously paid in connection with the failed Project Candidate shall not be due on the Substituted Project Candidate.

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6.1.5 All payments to be made to GPC by ALTANA pursuant to Section 6.1.4 shall be made within thirty (30) days of receipt of the corresponding invoice by GPC following the achievement of each applicable Research Milestone. The Party initiating any event triggering a Research Milestone payment hereunder shall promptly report the achievement of such milestone to the other Party.

6.1.6 Clinical Milestones. In consideration of the grant of license rights to ALTANA hereunder, ALTANA shall make the payments set forth below for each Product per Accepted or Viable Y3H Target to achieve the corresponding clinical milestone event with respect to Products as set forth below. ALTANA shall promptly notify GPC of the occurrence of any milestone event. Notwithstanding the foregoing, in a case where a Product directed against an Accepted or Viable Y3H Target fails in clinical development, and ALTANA moves another Product against the same Accepted or Viable Y3H Target into clinical development (a “Substituted Product”) as a backup to the failed Product, then clinical milestone payments previously paid in connection with the failed Product shall not be due on a Substituted Product. Fifty percent (50%) of payments made pursuant to this Section with respect to each subsequent Product directed against the same Accepted or Viable Y3H Target after the first such Product (and where such subsequent Product is not a Substituted Product) shall be credited against payments due to GPC pursuant to Section 6.2.

Milestone Event	Payment

(i) Filing of IND with the FDA (if not rejected)	***

(ii) Initiation of Phase II or Phase I/II Clinical Trial	***

(iii) Initiation of Phase III Clinical Trial	***

(iv) Filing of an NDA with the FDA	***

(v) Filing of MAA with the EMEA	***

(vi) Filing of drug approval application with MHW	***

(vii) Regulatory Approval of Product in U.S.	***

(viii) Regulatory Approval of Product in Europe	***

(ix) Regulatory Approval of Product in Japan	***

For the avoidance of doubt, with respect to the clinical milestones set forth in (ii) and (iii) above, in the event a clinical trial is initiated which is a combination of Phase I Clinical Trial and Phase II Clinical Trial or a Phase II Clinical Trial and a Phase III Clinical Trial, then ALTANA shall pay both applicable milestone payments to GPC. All payments to be made to GPC by ALTANA pursuant to this Section 6.1.6 shall be made within thirty (30) days of receipt of the corresponding invoice by GPC following the achievement of each applicable milestone.

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6.1.7 Limitations on Milestone Payments. Notwithstanding anything contained herein, no Research Milestones or Clinical Milestones shall be payable with respect to ALTANA R&D Compounds or ALTANA Validated Y3H Targets.

6.2. Royalties.

6.2.1 Products. In further consideration of the licenses granted herein, ALTANA shall pay to GPC the following royalties on worldwide cumulative annual Net Sales of Products in any calendar year:

Royalty Rate
Net Sales	Products Marketed for ***	Products Marketed for Indications ***

Less than or equal to $100 million	***	***

Greater than $100 million but less than or equal to $250 million	***	***

Greater than $250 million but less than or equal to $500 million	***	***

Greater than $500 million but less than or equal to $1,000 million	***	***

Greater than $1,000 million	***	***

Royalties with respect to each Product shall be paid to GPC on a country-by-country basis for the longer of (a) 10 years from First Commercial Sale of such Product in such country; (b) until there no longer exists a Valid Claim covering the therapeutic agent or active ingredient within such Product (without regard to other Valid Claims covering other aspects of such Product, including, for example, claims covering the formulation, application or synthesis of such Product); or (c) until there no longer exists a Valid Claim of Licensed Patents whose use resulted in the Product. Payments shall be made concurrently with delivery of the quarterly payment report pursuant to Section 7.4. Royalties shall be paid at the applicable marginal rate set forth above with respect to Net Sales in a particular year. Therefore, for example, if cumulative annual Net Sales of a Product marketed for *** were ***, ALTANA would pay to GPC royalties at the rate of *** of Net Sales up to $100 million ***, ***% of Net Sales above $100 million up to $250 million ***, and *** of Net Sales above $250 million up to $400 million *** for total royalties due in that year of ***.

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6.2.2 Reductions to Royalties. The royalties set forth in Section 6.2.1 shall be reduced as follows:

(i) If ALTANA is required to pay royalties to Third Parties for rights under patents necessary to develop, make or sell Products, it may deduct an amount equal to up to *** of such royalties from the royalties due to GPC under Section 6.2.

(ii) In the event that there exists Significant Generic Competition (as defined below) in a country, the royalty rate that would otherwise be applicable to sales in such country shall be reduced by ***. “Significant Generic Competition” shall occur in a country where (i) there is no Valid Claim covering a Product in such country, (ii) another entity is selling the same product as the Product for the same indication in such country, and (iii) sales by ALTANA of the Product in such country have been negatively impacted in such country by more than *** over a one (1) year period by the entry of the generic competitor selling the same Product.

Notwithstanding the foregoing, in no event shall the applicable royalty in any country be reduced below the greater of (i) *** of the royalty otherwise applicable or (ii) *** of Net Sales. Notwithstanding the foregoing, the minimum royalty rate for Combination Products marketed shall be***.

6.3. Non-Duplication of Payments. Any payment specifically due under this Agreement shall be paid only once under this Agreement and shall be in lieu of any payment obligations under any other agreements between the Parties.

ARTICLE 7

General Payment Provisions and Royalty Reports

7.1. Currency. All monies due to GPC hereunder are payable in United States dollars. When Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Products were sold and then converted into equivalent United States funds. The exchange rate will be the average rate between the buying and selling rate as quoted in the Wall Street Journal on the last business day of the reporting period.

7.2. Foreign Legal Restrictions on Payment. If at any time legal restrictions prevent the prompt remittance of part or all payments by ALTANA with respect to any country where a Product is sold, unless prohibited from lawfully doing so, ALTANA shall pay GPC directly from another source of funds for the amount impounded. ALTANA will then pay all future royalties due to the other from another source of funds so long as the legal restrictions of this section still apply.

7.3. First Commercial Sale. ALTANA also agrees to report to GPC in its immediately subsequent progress and royalty report the date of First Commercial Sale of a Product in each country.

7.4. Quarterly Payment Reports. After the First Commercial Sale of a Product anywhere in the world, ALTANA shall make quarterly payment reports to GPC on or before the first day of March, June, September and December of each year for the preceding calendar quarter. Each report shall cover the most recently completed calendar quarter and shall show (a) the gross sales and Net Sales of Products sold during the most recently completed calendar quarter; (b) the number of each type of Products sold; (c) the royalties, in U.S. dollars, payable

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with respect to the sales; (d) the method used to calculate the payments owed to GPC; and (e) the exchange rates used. If no sales of Products are made during any reporting period, a statement to this effect is required.

7.5. Interest on Late Payments. ALTANA will be in default with respect to payment, without receipt of a reminder from GPC, for all payments not paid timely. In case of default with respect to payment, any amount not paid timely shall bear interest from its due date through the date of effective receipt of payment at the rate of 4% over the prime rate published in the eastern edition of The Wall Street Journal on the date such payment was due or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.

7.6. Taxes. All prices under this Agreement (royalties and other prices) are net prices. Any payment under this Agreement shall be made plus value added tax, if value added tax is levied under applicable law. Fees of any nature levied or incurred on account of any payments from ALTANA to GPC accruing under this Agreement, by national, state or local governments, will be assumed and paid by ALTANA.

ARTICLE 8

Books and Records

8.1. Accounting and Internal Controls. GPC and ALTANA shall maintain accounts in accordance with good business practices and, specifically, shall (a) maintain full and accurate books, records and accounts which shall, in reasonable detail, accurately and fairly reflect all transactions related to this Agreement as far as reasonably necessary in order to determine the respective other Party’s claims thereunder (the “Transactions”); such books and records shall include a reasonable supporting documentation which may be necessary in particular for purposes of evidencing the Net Sales with respect to Products for which a royalty is due; and (b) devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) Transactions are executed in accordance with general or specific authorisations, and (ii) Transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and as otherwise required to comply with all tax statutes, and to maintain accountability for assets.

8.2. Records and Audits. Each Party’s books of account and reasonable supporting documentation shall be kept at each Party’s principal place of business and shall be open at all reasonable times, for a minimum of five (5) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter if reasonably available), to the inspection, to the extent reasonably required for verifying a Party’s claims against the other Party hereunder, by an independent certified public accountant or auditor retained by the auditing Party and acceptable to the other Party (e.g., KPMG) for the purpose of verifying the other Party’s statements with respect to, e.g., Net Sales of Products for which a Royalty is due, or the other Party’s compliance in other material respects with this Agreement provided, however, that such an audit shall not be conducted more frequently than once during a calendar year. In the event that any such audit discloses any deviation, the related balance shall promptly be settled. Further, if any such audit discloses deviations exceeding five percent (5%) or more for any calendar year, then the Party whose statement was incorrect shall promptly pay the reasonable costs of such audit after receipt of the auditing Party’s bill/invoice for such audit.

ARTICLE 9

Representations and Warranties

9.1. Representations, Warrants and Covenants of GPC. GPC represents, warrants and covenants to ALTANA as follows:

(a) GPC is a corporation duly organized, validly existing and in good standing under the laws of Germany with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

(b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of GPC;

(c) This Agreement has been duly executed and delivered by GPC and is legal, valid and binding obligation of GPC, enforceable against GPC in accordance with its terms;

(d) The execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of GPC or any agreement, documents, instrument, indenture or other obligation of GPC and, to the best knowledge of GPC, do not conflict with any rights of Third Parties (except as set forth in Exhibit F);

(e) GPC shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any provision of, or derogate or restrict any of the rights and licenses granted to, ALTANA under this Agreement;

(f) GPC represents and warrants that, as of the Effective Date, the GPC Yeast 3-Hybrid Technology has been established, validated and fully functions in GPC’s research facilities and well trained and experienced key personnel is available to perform the transfer of the GPC Yeast 3-Hybrid Technology and the GPC Yeast 3-Hybrid Technology Improvements; and

(g) GPC represents and warrants that it has carried out a diligent patent search with respect to the GPC Yeast 3-Hybrid Technology and that, as of the Effective Date, to the best of GPC’s knowledge, except as set forth in Exhibit F, use of the GPC Yeast 3-Hybrid Technology and Third Party 3-Hybrid Technology as contemplated by this Agreement will not infringe or conflict with any issued Third Party patent. If GPC becomes aware of information to indicate that the GPC Yeast 3-Hybrid Technology may infringe or conflict with any issued Third Party patent, GPC will give immediate notice to ALTANA. If the practicing of the GPC Yeast 3-Hybrid Technology is determined by a court of competent jurisdiction in an unappealed or unappealable decision to in fact infringe or conflict with any issued Third Party patent, including United States Patent *** from Exhibit F *** GPC shall provide ALTANA access to such part of its technology which is substantially equivalent to that part of the GPC Yeast 3-Hybrid Technology which conflicts with such Third Party patent rights, if such technology exists and is, at the time, Controlled by GPC. If such technology is not available or, at the time, Controlled by GPC, the Parties will then decide on a case by case basis whether and/or how GPC shall, to the extent feasible, design around the Third Party(ies’) blocking rights and/or whether to

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acquire a license. For a period of twenty-four (24) months after the Effective Date, ALTANA may offset fifty percent (50%) of any costs reasonably incurred by ALTANA as a result of any such infringement or conflict with any issued Third Party patent against payments due GPC under Section 6.1.2 of this Agreement; provided, however, that with respect to each payment due, ALTANA may not offset such payment by more than fifty percent (50%) of the amount of such payment.

9.2. Representations, Warranties and covenants of ALTANA. ALTANA represents, warrants and covenants to GPC as follows:

(a) ALTANA is a corporation duly organized, validly existing and in good standing under the laws of Germany with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

(b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of ALTANA;

(c) This Agreement has been duly executed and delivered by ALTANA and is a legal, valid and binding obligation of ALTANA, enforceable against ALTANA in accordance with its terms;

(d) The execution, delivery and performance of this Agreement do not and will not conflict or contravene any provision of the charter documents or by-laws of ALTANA or any agreement, document, instrument, indenture or other obligation of ALTANA; and

(e) ALTANA shall not enter into any agreement, make any commitment, take any action or fail to take any action that would contravene any provision of this Agreement.

ARTICLE 10

Confidential Information and Publications

10.1. Non-disclosure Obligations. Except as otherwise provided in this Article 10, during the term of this Agreement and for a period of ten (10) years thereafter, both Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement Information and data received from the other Party or created, discovered or conceived by the other Party in connection with the Collaboration hereunder (“Confidential Information”).

To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information of the other Party that it is otherwise obligated under this Section not to disclose to its Affiliates, licensors, licensees, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree in writing to keep such Confidential Information confidential under appropriate confidentiality agreements. The term Confidential Information shall not include any information that (i) is or becomes published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such information or its licensees or sublicensees in contravention of this Agreement; (ii) is disclosed to the receiving Party or its licensees or sublicensees by a Third Party, provided that such information was not obtained by such Third Party directly or indirectly from the other Party in confidence; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its licensees or sublicensees, provided that such information was not obtained directly or indirectly from the other Party in confidence; or (iv) can be shown by written documents to have been independently developed by the receiving Party or its licensees or sublicensees without breach of any of the provisions of this Agreement.

In the event the Confidential Information of the disclosing Party is required to be disclosed by the recipient pursuant to a legal, judicial, or administrative procedure, as required by law, the recipient may make the disclosure provided that the Party being required to disclose such Confidential Information gives the Party owning the Confidential Information notice of the proposed disclosure with sufficient time to seek relief and that such disclosure, if made, is made so as to minimize the disclosure at such time and to maximize the protection of the information from further disclosure.

10.2. Terms of this Agreement/Use of Name. Except as required by applicable law or regulation, neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of the other Party, except that either Party may disclose the existence of the Collaboration. ALTANA agrees that GPC may disclose under a corresponding confidentiality obligation of such Third Party, a copy of this Agreement to any Third Party from whom GPC has licensed technology that GPC is sublicensing to ALTANA under this Agreement if necessary and only to the extent to fulfill GPC’s obligations under GPC’s agreement with such Third Party. Except as set forth in the previous sentence, each of GPC and ALTANA agrees not to disclose any terms or conditions of this Agreement to any other Third Party without the prior written consent of the other Party, except as required by applicable law or to a Third Party with whom GPC or ALTANA has entered into or proposes to enter into a business relationship related to the subject matter hereof or to a Third Party with whom GPC or ALTANA is in due diligence relating to a merger or an acquisition or a financing, and provided that such Third Parties are subject to appropriate confidentiality agreements. Notwithstanding the foregoing, GPC and ALTANA agree to publish a mutually agreeable press release within five (5) days of signing this Agreement to describe this transaction. GPC and ALTANA may disclose such information in an unmodified manner from time to time, without the other Party’s consent.

10.3. Publications. GPC and ALTANA each acknowledge the other Party’s interest in publishing certain of the results of the Collaboration to obtain recognition within the scientific community and to advance the state of scientific knowledge. Further, ALTANA acknowledges that GPC can use results obtained before and during the Collaboration for corporate presentations; however, only to such extent that all references to Y3H Targets or Compounds identified will not be disclosed. Each Party also recognizes the mutual interest in obtaining valid patent protection. Consequently, either Party, or its employees, wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed as part of the Collaboration (the “Publishing Party”) shall transmit to the other Party (the “Reviewing Party”) a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an abstract of such oral disclosure at least fourteen (14) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for accuracy and/or patent reasons or (b) to request a delay in or, if mutually agreed to in writing by the Parties, abandonment of publication or presentation in order to protect patentable information until filing of patent applications or publications of patent applications to maintain trade secrets.

If the Reviewing Party requests such a delay or abandonment, the Publishing Party shall delay submission or presentation of the publication for a period determined by mutual written consent of the Parties, or abandon such submission or publication if agreed to in writing by the Parties, to enable patent applications protecting each Party’s rights in such information to be filed or published or to protect trade secrets. Additionally, no Confidential Information of the Reviewing Party, other than work performed as part of Collaboration, shall be disclosed in any such publication without the prior written consent of the Reviewing Party which consent may be granted or withheld in the Reviewing Party’s sole discretion. Absent such consent, the Publishing Party shall delete such Confidential Information of the Reviewing Party from the publication.

ARTICLE 11

Ownership of Intellectual Property; Patent Prosecution

11.1. Ownership. The ownership of all intellectual property rights developed by or on behalf of a Party, or the Parties, hereunder shall be as set forth in this Section 11.1.

11.1.1 ALTANA Non-Program Inventions. Subject to Sections 11.1.3, 11.1.4 and 3.3.4, all right, title and interest in ALTANA Non-Program Inventions shall be owned by ALTANA.

11.1.2 Program Inventions. Subject to Sections 11.1.3, 11.1.4 and 3.3.4, all right, title and interest in all ALTANA Inventions shall be owned by ALTANA. All right, title and interest in all GPC Inventions shall be owned by GPC. Subject to Sections 11.1.3, 11.1.4 and 3.2.3 and 3.3.4, all right, title and interest in all Joint Inventions shall be owned jointly by ALTANA and GPC and each shall have the right to grant sublicenses with respect to such Joint Inventions without the consent of the other Party except to the extent either ALTANA or GPC is licensed exclusive rights to such Joint Inventions under this Agreement.

11.1.3 ALTANA Yeast 3-Hybrid Technology Improvements, ALTANA Third Party Compound Manufacturing Improvements and ALTANA Third Party 3-Hybrid Technology Improvements. All right, title and interest in all ALTANA Yeast 3-Hybrid Technology Improvements, ALTANA Third Party Compound Manufacturing Improvements and ALTANA Third Party 3-Hybrid Technology Improvements shall be owned by GPC. ALTANA shall promptly notify GPC of any ALTANA Yeast 3-Hybrid Technology Improvements, ALTANA Third Party Compound Manufacturing Improvements and ALTANA Third Party 3-Hybrid Technology Improvements.

11.1.4 ALTANA Compounds and ALTANA Y3H Targets. The Parties agree that GPC shall not acquire any right, title or interest in or to any (i) ALTANA Y3H Targets or (ii) ALTANA Compounds, (other than those subject to the grant back obligations to Ariad under the Third Party Agreements listed in Exhibits E and F, wherein such ALTANA Compounds are comprised in a chimeric compound and include those ALTANA Compounds linked to a Third Party Compound), that are used or tested during the Collaboration, by virtue of ALTANA’s research use of the GPC Yeast 3-Hybrid Technology or Third Party 3-Hybrid Technology, including the GPC Yeast 3-Hybrid Technology Improvements and GPC Third Party 3-Hybrid Technology Improvements. If ALTANA claims that any compound or target derived from a Collaborative Research Program constitutes an ALTANA Compound or ALTANA Y3H Target, ALTANA shall reasonably demonstrate to GPC that such compound or target is an ALTANA

Compound or ALTANA Y3H Target. GPC may engage an external independent auditor reasonably acceptable to ALTANA, at GPC’s expense, to verify whether such compound or target constitutes an ALTANA Compound or ALTANA Y3H Target.

11.1.5 Further Assurances. Each Party shall execute irrevocable assignments of such right, title and interest in and to any discoveries or inventions to the other Party pursuant to the allocations as set forth in this Section 11.1 as reasonably necessary to vest in the other Party all right, title and interest in such discoveries or inventions as set forth in this Section 11.1 and shall take all other actions as may reasonably be requested by the other Party to effect such assignments. Each Party shall reimburse the other Party for any reasonable out-of-pocket expenses in connection with any execution of assignment or any other actions reasonably requested by such Party.

11.1.6 RGPR ALTANA Data and RGPR Public Data. All right, title and interest in all RGPR ALTANA Data shall be owned by ALTANA. All right, title and interest in RGPC Public Data shall be owned jointly by GPC and ALTANA.

11.2. GPC Patents. GPC shall have the right but not the obligation to prepare, file, prosecute and maintain the GPC Patents in countries of its choice throughout the world, for which it shall bear all costs. If GPC elects not to file, maintain or prosecute any patent or patent application included in the GPC Patents (to the extent they claim Accepted Y3H Targets in the Field licensed to ALTANA pursuant to Section 3.1.1), it shall promptly notify ALTANA of its intention. ALTANA shall have the right, exercisable during a term of three (3) months following receipt of GPC’s notification, to have GPC assign such patent or patent application to ALTANA. If ALTANA elects to exercise such right, GPC shall assign such patent or patent application to ALTANA without undue delay and ALTANA shall reimburse GPC for fifty percent (50%) of all reasonable costs actually incurred by GPC relating to the filing, prosecution and maintenance of such patents or patent applications prior to the date of such assignment.

11.3. Collaboration Patents. GPC shall have the right but not the obligation to prepare, file, prosecute and maintain the Collaboration Patents, in countries of its choice throughout the world. Such filing shall be in the name of GPC and ALTANA. If GPC elects not to file, maintain or prosecute any such patent or patent application included in the Collaboration Patents in any country or countries, it shall promptly notify ALTANA and, if ALTANA desires to file, maintain or prosecute such patent or patent application, it may do so in the name of ALTANA and GPC. All costs with respect to the filing and maintenance of patents and patent applications pursuant to this Section 11.3 shall be borne equally by the Parties, except that, if either Party notifies the other that it does not wish to file, prosecute, maintain or bear its portion of such costs in any country or countries or fails to pay such costs in any country or countries, then such Party shall assign all of its right, title and interest with respect to the patent or patent application which the other party does not wish to file, prosecute, maintain or bear its portion of such costs, or for which such costs will not be paid to the other Party.

11.4. ALTANA Intellectual Property. ALTANA shall have the right but not the obligation to prepare, file, prosecute and maintain patent applications and patents, continuations, continuations-in-part, divisions, reissues, additions, renewals, or extension thereof included in the ALTANA Intellectual Property, in countries of its choice throughout the world, for which it shall bear all costs. If and to the extent ALTANA elects not to file, maintain or prosecute, or abandon any patent or patent application included in the ALTANA Intellectual Property which is licensed to GPC pursuant to Section 3.3.3, 4.2 or 15.3.3(c) in any country to which such license pertains, it shall promptly notify GPC in writing of its intention. GPC shall have the right, exercisable during a term of three (3) months following receipt of ALTANA’s notification, to have ALTANA assign the ALTANA Intellectual Property concerned to GPC. If GPC elects to exercise such right, ALTANA shall assign such ALTANA Intellectual Property to GPC without undue delay and GPC shall be obliged to reimburse ALTANA for fifty percent (50%) of all reasonable costs actually incurred by ALTANA relating to the filing, prosecution and maintenance of such patents or patent applications prior to the date of such assignment. In the event that GPC elects to notify ALTANA that it does not intend to exercise the rights granted under this Section 11.4, or that GPC does not respond to ALTANA’s notification within the time period specified hereinabove, ALTANA shall be free to abandon the ALTANA Intellectual Property concerned, with respect to the country concerned.

11.5. Cooperation of Employees. Each Party represents and agrees to claim the unlimited use of any Invention made in connection with or under this Agreement by its employees under German employment contract or other German persons (e.g., independent contractors) acting on its behalf. To the extent the German Statute on Employee’s Inventions is not applicable, the Parties are obligated to ensure that the employee-inventor or independent contractor-inventor involved will assign the rights to any Invention to the Party entitled to the Invention under this Agreement. The Party which can claim the use of the employee’s or other person’s Invention under this Agreement shall pay any royalty payable to the employee or other person.

ARTICLE 12

Patent Infringement

12.1. Infringement by Third Parties of GPC Patents.

12.1.1 If either ALTANA or GPC becomes aware of an infringement of any GPC Patents included in the Licensed Patents within the Field, it shall give prompt notice thereof to the other Party. GPC shall use Commercially Reasonable Efforts to obtain a discontinuance of such infringement or bring suit against the Third Party infringer within three (3) months from the date of notice. GPC shall bear the expenses of any suit or other legal action brought by it. ALTANA shall have the right prior to commencement of the trial, suit or action taken by GPC to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that ALTANA has not joined the suit or action, ALTANA will reasonably cooperate with GPC and shall have the right to consult with GPC and be represented by counsel, at its own expense. Any recovery or damages derived from a suit or action in which ALTANA has joined and shared costs shall be used first to reimburse each Party’s documented out-of-pocket legal expenses with any remainder shared equally between the Parties. Any recovery or damages derived from a suit or action in which ALTANA has not joined shall be retained by GPC.

12.1.2 If after the expiration of the three (3) month period GPC has not commenced or, if commenced, is not actively pursuing, legal action against an infringer, ALTANA shall have the right, but not the obligation, to bring suit against such an infringer under the GPC Patents within the Field and join GPC as a party plaintiff; provided, however, that ALTANA shall bear all expenses of such suit. GPC shall have the right prior to commencement of the trial, suit or action taken by ALTANA, to join any such suit or action, and in such event pay one-half the costs of such suit or action. No settlement, consent judgment or other voluntary final disposition of the suit or action may be entered into without the consent of GPC. In the event that GPC has not joined the suit or action, GPC will reasonably cooperate with ALTANA and shall have the right to consult with ALTANA and be represented by counsel, at its own expense. Any recovery or damages derived from a suit or action in which GPC has joined and shared costs shall be used first to reimburse each Party’s documented out-of-pocket legal expenses with any remainder shared equally between the Parties. Any recovery or damages derived from a suit or action in which GPC has not joined shall be retained by ALTANA; provided, however, that such recovery or damages, after reimbursement of ALTANA’s documented out of pocket legal expenses, shall be treated as Net Sales of Products.

12.2. Infringement by Third Parties of ALTANA Intellectual Property and/or Collaboration Patents.

12.2.1 If either ALTANA or GPC becomes aware of an infringement of any patent rights included within the ALTANA Intellectual Property (to the extent that GPC is a licensee of ALTANA Intellectual Property hereunder) and/or the Collaboration Patents included in the Licensed Patents, it shall give prompt notice thereof to the other Party. ALTANA shall have the right but not the obligation to obtain a discontinuance of such infringement or bring suit against the Third Party infringer within three (3) months from the date of notice. ALTANA shall bear the expenses of any suit or other legal action brought by it. GPC shall have the right prior to commencement of the trial, suit or action taken by ALTANA to join any such suit or action, and in such event shall pay one-half of the costs of such suit or action. In the event that GPC has not joined the suit or action, GPC will reasonably cooperate with ALTANA and shall have the right to consult with ALTANA and be represented by counsel, at its own expense. Any recovery or damages derived from a suit or action in which GPC has joined and shared costs shall be used first to reimburse each Party’s documented out-of-pocket legal expenses with any remainder shared equally between the Parties. Any recovery or damages derived from a suit or action in which GPC has not joined shall be retained by ALTANA; provided, however, that such recovery or damages, after reimbursement of ALTANA’s documented out of pocket legal expenses, shall be treated as Net Sales of Products.

12.2.2 If after the expiration of the three (3) month period ALTANA has not commenced or, if commenced, is not actively pursuing, legal action against an infringer, GPC shall have the right, but not the obligation, to bring suit against such an infringer under any patent rights included within the ALTANA Intellectual Property and/or the Collaboration Patents included in the Licensed Patents, and join ALTANA as a party plaintiff; provided, however, that GPC shall bear all expenses of such suit. ALTANA shall have the right, prior to commencement of the trial, suit or action taken by GPC, to join any such suit or action, and in such event pay one-half the costs of such suit or action. No settlement, consent judgment or other voluntary final disposition of the suit or action may be entered into without the consent of ALTANA. In the event that ALTANA has not joined the suit or action, ALTANA will reasonably cooperate with GPC and shall have the right to consult with GPC and be represented by counsel, at its own expense. Any recovery or damages derived from a suit or action in which ALTANA has joined and shared costs shall be used first to reimburse each Party’s documented out-of-pocket legal expenses with any remainder shared equally between the Parties. Any recovery or damages derived from a suit or action in which ALTANA has not joined shall be retained by GPC.

12.3. Infringement Actions against ALTANA. In the event that any action, suit or proceeding is brought against, or written notice or threat thereof is provided to, ALTANA alleging infringement of any patent or unauthorized use or misappropriation of technology arising out of or in connection with ALTANA’s practice of Licensed Patents (to the extent such action, suit or proceeding specifically relates to claims included in such Licensed Patents, an “Infringement Suit”) or the GPC Yeast 3-Hybrid Technology and GPC Yeast 3-Hybrid Technology Improvements, ALTANA shall have the right to defend at its own expense such action; provided, however, that ALTANA shall not settle any suit in a manner that would adversely affect GPC’s rights to its intellectual property or require the payment in settlement of any loss, claim, damage, liability or action without the prior written consent of GPC, which consent shall not be unreasonably withheld. GPC agrees to cooperate with ALTANA, at ALTANA’s expense, in connection with an Infringement Suit. In the event of an Infringement Suit, ALTANA may elect to have GPC assume, at GPC’s expense, the defense and the damages, if any, resulting from such Infringement Suit to the extent such Infringement Suit relates to GPC Patents, including without limitation royalty payments required to be made by ALTANA to any Third Party as a result of an Infringement Suit. If ALTANA desires to make the election described in the preceding sentence, it shall promptly notify GPC of the nature of the Infringement Suit and the identity of the other party to the Infringement Suit. In such event, GPC shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that ALTANA shall have the right to retain its own counsel, with the fees and expenses to be paid by ALTANA, if representation of ALTANA by the counsel retained by GPC would be inappropriate due to actual or potential differing interests between ALTANA and any other party represented by such counsel in such proceedings. The failure to deliver notice to GPC within a reasonable time after the commencement of any such action, if and only to the extent the delay is prejudicial to its ability to defend such action, shall relieve GPC of any liability to ALTANA under this Section. ALTANA, its employees and agents, shall cooperate fully with GPC and its legal representatives in the investigation of any action, claim or liability covered by this Section.

ARTICLE 13

Disclaimer of Warranties; Consequential Damages

13.1. Except as expressly set forth in Section 9.1, nothing in this Agreement shall be construed as a representation made or warranty by GPC that any patents will issue based on pending applications licensed hereunder, or that any such licensed patents which do issue will be valid, or that the practice by ALTANA of any license or sublicense granted hereunder, or that the use of any technology licensed or sublicensed hereunder, will not infringe the patent or proprietary rights of any other person. In addition, except as expressly set forth in Section 9.1, ALTANA acknowledges that ALL TECHNOLOGY LICENSED OR SUBLICENSED HEREUNDER IS LICENSED OR SUBLICENSED AS IS, AND GPC EXPRESSLY DISCLAIMS, AND ALTANA HEREBY WAIVES, RELEASES AND RENOUNCES, ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH TECHNOLOGY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.2. EXCEPT PURSUANT TO ARTICLE 14, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

ARTICLE 14

Indemnification

14.1 ALTANA shall indemnify, hold harmless and defend GPC, its successors and assigns, and the directors, officers, employees and agents thereof (the “GPC Indemnitees”) from and against any and all Claims incurred by or asserted against any such GPC Indemnitee by a Third Party arising out of the development, manufacture, use or commercialization of Products and Y3H Targets by ALTANA, its Affiliates, licensees and sublicensees, except Claims arising out of the gross negligence or willful misconduct of GPC. GPC shall promptly notify ALTANA of any Claim with respect to which indemnification is sought, upon becoming aware thereof. ALTANA shall have the right to defend against such Claim, with counsel chosen by it and reasonably acceptable to the GPC Indemnitee(s). No GPC Indemnitee shall enter into, or permit, any settlement of any such Claim without the express written consent of ALTANA, which consent shall not be unreasonably withheld or delayed. A GPC Indemnitee may, at its option and expense, have its own counsel participate in any proceeding and will cooperate with the indemnifying party or its insurer in the disposition of any such matter.

14.2 GPC shall indemnify, hold harmless and defend ALTANA, its successors and assigns, and the directors, officers, employees and agents thereof (the “ALTANA Indemnitees”) from and against any and all Claims incurred by or asserted against any such ALTANA Indemnitee by a Third Party arising out of the development, manufacture, use or commercialization of Reverted Y3H Targets, GPC Elected Y3H Targets, or upon a Return Event, Accepted Y3H Targets, Project Candidates or Products by GPC, its Affiliates, licensees and sublicensees, except Claims arising out of the gross negligence or willful misconduct of ALTANA. ALTANA shall promptly notify GPC of any Claim with respect to which indemnification is sought, upon becoming aware thereof. GPC shall have the right to defend against such Claim, with counsel chosen by it and reasonably acceptable to the ALTANA Indemnitee(s). No ALTANA Indemnitee shall enter into, or permit, any settlement of any such Claim without the express written consent of GPC, which consent shall not be unreasonably withheld or delayed. An ALTANA Indemnitee may, at its option and expense, have its own counsel participate in any proceeding and will cooperate with the indemnifying party or its insurer in the disposition of any such matter.

ARTICLE 15

Term and Termination

15.1. Expiration of this Agreement. Unless terminated earlier pursuant to Section 15.2, this Agreement shall expire and the licenses and rights granted by GPC to ALTANA pursuant to Section 3.1 and by ALTANA to GPC pursuant to Section 3.3 hereunder shall become fully paid and royalty-free, on a country-by-country basis, in accordance with Section 6.2.

15.2. Termination of this Agreement. This Agreement may be terminated in the following circumstances:

15.2.1 Material Breach. By one Party upon written notice to the other Party by reason of a material breach by the other Party not described in Section 15.2.2 that (i) the breaching Party fails to remedy within ninety (90) days after written notice thereof by the non-breaching Party or (ii) if such breach is not susceptible to cure within 90 days of the receipt or written notice of the breach, the breaching Party is not diligently pursuing, and does not continue to diligently pursue, a cure within such 90-day period; provided, however, that (a) in the event of a material breach by ALTANA of any section of this Agreement relating exclusively to the Collaboration, GPC may terminate only the sections of the Agreement relating exclusively to the Collaboration and the remainder of the Agreement will continue in full force and effect and (b) in the event of a material breach by ALTANA of any section of this Agreement not exclusively related to the Collaboration, GPC may terminate the Agreement in its entirety. Notwithstanding the foregoing, if such breach, by its nature, is incurable, the non-breaching party may terminate this Agreement with thirty (30) days’ prior written notice unless the other party has initiated dispute resolution under Article 16 during such thirty (30) day period. The Parties shall use reasonable efforts to work together to cure any breach, the breaching Party being obliged to cover reasonable costs and expenses incurred by the non-breaching Party in connection therewith. In the event of a dispute by one Party in good faith concerning whether a material breach has occurred, the 90-day cure period specified above shall be suspended during the period such dispute is pending resolution pursuant to Section 16.2 hereof and continuing until the resolution of such dispute.

15.2.2 Failure to Pay. By GPC, if ALTANA fails to make any payment to GPC hereunder within thirty (30) days after such payment becomes payable, and, in any such case, such failure is not remedied within thirty (30) days after written notice thereof from GPC; provided, however, that if such payment relates to a payment due with respect to a particular Product, Project Candidate, Accepted Y3H Target, Viable Y3H Target or Catalogue Y3H Target in lieu of termination of this Agreement all licenses and rights granted to ALTANA hereunder relating to such Product, Project Candidate, Accepted Y3H Target, Viable Y3H Target or Catalogue Y3H Target shall terminate, and ALTANA will immediately cease to use such Accepted Y3H Target, Viable Y3H Target or Catalogue Y3H Target or cease to manufacture and sell such Products (except as provided in Section 15.3.4). In the event of a dispute by one Party in good faith concerning whether a failure to pay has occurred, the 30-day cure period specified above shall be suspended during the period such dispute is pending resolution pursuant to Section 16.2 hereof and continuing until the resolution of such dispute.

15.2.3 Bankruptcy. By either Party upon bankruptcy, insolvency, dissolution or winding up of the other Party.

15.2.4 Change of Control of GPC. In the event of a Change of Control of GPC, ALTANA may terminate (i) this Agreement in its entirety or (ii) the sections of this Agreement relating exclusively to the Collaboration, in either case by giving GPC three (3) months’ prior written notice not later than three (3) months after ALTANA’s receipt of written notice from GPC that a Change of Control has occurred and containing reasonable detail relating to such Change of Control. A “Change of Control” of GPC will be deemed to occur if there is a sale of all or substantially all of the stock or assets of GPC to a Direct Competitor or if GPC merges or consolidates with a Direct Competitor. A “Direct Competitor” of ALTANA shall mean any pharmaceutical company with a market capitalization greater than or equal to that of Altana AG engaged in research and development and the commercialization of one or more products in the therapeutic areas in which ALTANA is then active.

15.3. Effect of Expiration or Termination of This Agreement.

15.3.1 Existing Obligations. Expiration pursuant to Section 15.1 or termination pursuant to Section 15.2 of this Agreement for any reason shall not relieve either Party of any obligation that accrued prior to such expiration or termination.

15.3.2 Survival. The provisions of Articles 3, 8, 10, 11, 13, 14, 15, 16 and 17, as well as any other provision required by law to survive, shall survive the expiration pursuant to Section 15.1 or termination pursuant to Section 15.2 of this Agreement.

15.3.3 Effect of Termination.

(a) For Material Breach by GPC. In the event of termination of this Agreement by ALTANA pursuant to Section 15.2.1 based on a material breach of Sections 3.1.1 and 3.1.2 of this Agreement by GPC, (i) all licenses and rights granted to ALTANA under Sections 3.1.1, 3.1.2 and 3.2.1 shall continue and be deemed to be fully paid up, (ii) the licenses and rights granted to GPC under Section 3.3 shall terminate, except that 3.3.5 shall survive, and GPC will immediately cease to manufacture (if applicable) and sell any product based on GPC Elected Y3H Targets. At the time of giving notice of termination of this Agreement pursuant to Section 15.2.1, ALTANA shall be entitled to request, according to Section 2.5.2, extension of the Establishment Term to: (a) have the license set forth in Section 3.2.1 include (i) Third Party 3-Hybrid Technology and (ii) Third Party 3-Hybrid Technology Improvements and/or Yeast 3-Hybrid Technology Improvements each conceived, discovered, identified or first reduced to practice during the extended Establishment Term; and (b) maintain the license set forth in Section 3.2.3 to Third Party 3-Hybrid Technology during the extended Establishment Term, for so long as ALTANA continues to make payments under Section 6.1.2.

In the event of termination of this Agreement by ALTANA pursuant to Section 15.2.1 based on any material breach of this Agreement other than as described in the preceding sentence, ALTANA may elect to either (A) terminate this Agreement, in which case (i) all licenses and rights granted to ALTANA shall terminate and ALTANA will immediately cease to manufacture and sell Products (except as provided in Section 15.3.4), (ii) the licenses and rights granted to GPC under Section 3.3 shall terminate, and GPC will immediately cease to manufacture (if applicable) and sell any product based on Reverted Y3H Targets or GPC Elected Y3H Targets, and (iii) ALTANA shall be entitled to claim from GPC all damages which would otherwise be due to ALTANA under law or equity or (B) (i) continue to exercise its rights and obligations under this Agreement and offset the amount of damages and/or costs obtained in a final judgment or award of monetary damages and/or costs against GPC based on GPC’s default against any amounts otherwise due to GPC under Article 5 and 6 and (ii) the licenses and rights granted to GPC under Section 3.3 shall terminate, and GPC will immediately cease to manufacture (if applicable) and sell any product based on Reverted Y3H Targets or GPC Elected Y3H Targets.

(b) For Material Breach by ALTANA.

(i) Termination of Collaboration. In the event of termination of the Collaboration by GPC pursuant to Section 15.2.1 as the result of a material breach by ALTANA, (A) except or otherwise provided in this Section, all Sections of this Agreement exclusively related to the Collaboration will terminate, including, without limitation, Sections 2.1 and 3.1, (B) all licenses and rights of intellectual property granted to GPC hereunder shall survive and shall become exclusive worldwide without any restrictions on sublicensing, (C)

GPC shall have a worldwide, exclusive right and license to make, use, sell and import Products under, and otherwise to practice, any and all Joint Inventions, Collaboration Patents and ALTANA Intellectual Property relating thereto (however, with respect to trademarks Controlled by ALTANA or its Affiliates such license shall be subject to the restrictions referred to in Section 15.3.5 second sub-paragraph), which license shall be royalty free in the event of a breach by ALTANA of its obligations under Articles 5 and 6 and otherwise royalty bearing on the same terms as described in Section 6.2 and (D) GPC shall be entitled to use all ALTANA Confidential Information disclosed hereunder and related to Y3H Targets and Products as though it were GPC Confidential Information. Additionally, if such termination occurs during the Collaboration Term, or any extension thereof, ALTANA shall immediately pay to GPC the full amount of each of the Annual License Fees and FTE funding for the years of the Collaboration Term which would have otherwise been remaining, and GPC shall be relieved of all of its FTE obligations following such termination.

(ii) Termination of Entire Agreement. In the event of termination of this Agreement in its entirety by GPC pursuant to Section 15.2.1 as the result of a material breach by ALTANA, (A) all licenses and rights granted to ALTANA hereunder shall terminate, and ALTANA will immediately cease to use Y3H Targets (other than ALTANA Validated Y3H Targets) and cease to manufacture and sell all Products (except as provided in Section 15.3.4), (B) all licenses and rights of intellectual property granted to GPC hereunder shall survive and shall become exclusive worldwide without any restrictions on sublicensing, (C) GPC shall have a worldwide, exclusive right and license to make, use, sell and import Products under, and otherwise to practice, any and all Joint Inventions, Collaboration Patents and ALTANA Intellectual Property relating thereto (however, with respect to trademarks Controlled by ALTANA or its Affiliates such license shall be subject to the restrictions referred to in Section 15.3.5 second sub-paragraph), which license shall be royalty free in the event of a breach by ALTANA of its obligations under Articles 5 and 6 and otherwise royalty bearing on the same terms as described in Section 6.2 and (D) GPC shall be entitled to use all ALTANA Confidential Information disclosed hereunder and related to Y3H Targets (other than ALTANA Validated Y3H Targets) and Products as though it were GPC Confidential Information. Additionally, if such termination occurs during the Collaboration Term, or any extension thereof, ALTANA shall immediately pay to GPC the full amount of each of the Annual License Fees and FTE funding for the years of the Collaboration Term which would have otherwise been remaining, and GPC shall be relieved of all of its FTE obligations following such termination.

(c) For Failure to Pay by ALTANA. In the event of termination of this Agreement in its entirety by GPC pursuant to Section 15.2.2 as the result of a failure to pay by ALTANA, (A) all licenses and rights granted to ALTANA hereunder shall terminate, and ALTANA will immediately cease to use Y3H Targets (other than ALTANA Validated Y3H Targets) and cease to manufacture and sell all Products (except as provided in Section 15.3.4), (B) all licenses and rights of intellectual property granted to GPC hereunder shall survive and shall become exclusive worldwide without any restrictions on sublicensing, (C) GPC shall have a worldwide, exclusive right and license to make, use, sell and import Products under, and otherwise to practice, any and all Joint Inventions, Collaboration Patents and ALTANA Intellectual Property relating thereto (however, with respect to trademarks Controlled by ALTANA or its Affiliates such license shall be subject to the restrictions referred to in Section 15.3.5 second sub-paragraph), which license shall be royalty free in the event of a breach by ALTANA of its obligations under Articles 5 and 6 and otherwise royalty bearing on the same terms as described in Section 6.2 and (D) GPC shall be entitled to use all ALTANA Confidential Information disclosed hereunder and related to Y3H Targets (other than ALTANA Validated Y3H Targets) and Products as though it were GPC Confidential Information. Additionally, if such termination occurs during the Collaboration Term, or any extension thereof, ALTANA shall immediately pay to GPC the full amount of each of the Annual License Fees and FTE funding for the years of the Collaboration Term which would have otherwise been remaining, and GPC shall be relieved of all of its FTE obligations following such termination.

(d) For Bankruptcy. In the event of termination of this Agreement by ALTANA according to Section 15.2.3, ALTANA may elect to (A) terminate all licenses and rights granted to ALTANA, in which case ALTANA will immediately cease to manufacture and sell Products and shall no longer be obligated to pay royalties or any further payments to GPC or any other party hereunder, or (B) allow this Agreement to continue, in which case all licenses and rights granted to ALTANA hereunder will survive, however, with the obligation to pay royalties and any further payments to GPC or parties to be nominated provided that ALTANA shall be entitled to terminate with immediate effect the Collaboration and the corresponding payment obligations by ALTANA provided however that such termination will require ALTANA to obtain separate licenses to the Third Party 3-Hybrid Technology from the owners of such Third Party 3-Hybrid Technology after such termination.

(e) For Change of Ownership. In the event of termination of this Agreement by ALTANA according to Section 15.2.4, ALTANA may elect to (A) terminate all licenses and rights granted to ALTANA, in which case ALTANA will immediately cease to manufacture and sell Products and shall no longer be obligated to pay royalties or any further payments to GPC or any other party hereunder, or (B) allow this Agreement to continue, in which case all licenses and rights granted to ALTANA hereunder will survive, however, with the obligation to pay royalties and any further payments to GPC or parties to be nominated provided that ALTANA shall be entitled to terminate (i) the Collaboration and the corresponding FTE payment obligations by ALTANA and/or (ii) the transfer of the GPC Yeast 3-Hybrid Technology, GPC Yeast 3-Hybrid Technology Improvements, Third Party 3-Hybrid Technology and GPC Third Party 3-Hybrid Technology Improvements, according to the Transfer Plan and the corresponding payment obligations by ALTANA provided however that such termination will require ALTANA to obtain separate licenses to the Third Party 3-Hybrid Technology from the owners of such Third Party 3-Hybrid Technology after such termination.

15.3.4 Disposition of Inventory of Products. Upon termination of this Agreement, ALTANA is entitled to dispose of all previously made or partially made Products, but no more, within a period of one hundred and twenty (120) days, provided, however, that the sale of the Products is subject to the terms of this Agreement including, but not limited to, paying royalties at the rate and at the time provided and delivery of royalty and progress reports.

15.3.5 Assignment of Rights. In the event of termination of this Agreement under Sections 15.2.2 or 15.2.3, the terminated Party shall, subject to the second sub-paragraph of this Section 15.3.5, take all action reasonably necessary to assign all of its right, title and interest in any trademarks under which the terminated Party shall have marketed products in its territory (or in such country where termination occurred as applicable), together with the goodwill associated therewith, to the terminating Party; and the terminated Party shall, (a) to the extent legally permissible, take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to the terminating Party of all regulatory filings and regulatory approvals relating to the Y3H Targets and their corresponding Products which are affected by the termination, (b) provide to the terminating Party all amounts of compounds in its possession or control relating to the Y3H Targets which are affected by the termination.

ALTANA shall not be under an obligation to assign any trademark Controlled by ALTANA to GPC pursuant to Section 15.3.5 first sub-paragraph or to grant GPC a trademark license pursuant to Section 4.2.2 or pursuant to Section 15.3.3(c) (for the purposes of this sub-section, a “Trademark”) if ALTANA can demonstrate to the reasonable satisfaction of GPC that any such Trademark license or assignment would materially prejudice the business interests of ALTANA or its Affiliates. Without limitation, the business interests of ALTANA or an Affiliate of ALTANA shall be deemed to be materially prejudiced in any of the following events: (i) in case the Trademark is a trade-mark used by ALTANA or an Affiliate of ALTANA in countries other than those in which GPC exercises its rights to commercialize Products granted hereunder, or (ii) in case the Trademark is a trademark used by ALTANA or an Affiliate of ALTANA in connection with products other than the Products for which GPC is granted rights hereunder; (iii) in case the Trademark is an umbrella trademark used by ALTANA or any Affiliate of ALTANA; (iv) in case the Trademark is a trademark which forms part of the company name of ALTANA or any Affiliate of ALTANA.

ARTICLE 16

Dispute Resolution

16.1. Dispute Resolution. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved as follows:

16.1.1 Chief Executive Officers. The dispute shall be promptly referred to the Chief Executive Officers or similar senior executive officers of GPC and ALTANA, who shall meet at a mutually acceptable time and location within thirty (30) days of such notice and attempt to negotiate a settlement.

16.2. Arbitration. If the matter remains unresolved within sixty (60) days after the date of initiating the negotiation by the Chief Executive Officers or similar senior executive officers, or if the Chief Executive Officers or similar senior executive officers fail to meet within thirty (30) days pursuant to Section 16.1.1, then the matter shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) then in effect. The court of arbitration shall consist of three (3) arbitrators; each Party shall nominate one (1) member. The chairman shall be appointed by the President of the ICC. The arbitration shall be held in Munich, Germany, in the English language. The decision of the court of arbitration shall be final and the prevailing Party may enter the arbitral award in any court having jurisdiction.

16.3. Equitable Relief. Notwithstanding the foregoing, each of the Parties shall have the right to apply to any court of competent jurisdiction for preliminary or permanent injunction or other equitable relief.

ARTICLE 17

Miscellaneous

17.1. GPC Account for Payments. GPC’s US Dollar Bank Account for payments to be made by ALTANA under Articles 5 and 6:

Deutsche Bank München, Promenadeplatz 15, 80333 München

Konto Nr. 1990118

BLZ: 700 700 10

SWIFT Code Deutsche Bank München: DEUTDEMM

Kontoinhaber: GPC Biotech AG, München

17.2. Non-Solicitation. During the Establishment Term and for a period of six (6) months thereafter, neither Party nor any Affiliate of such Party, will solicit or hire any individual who has at the time of or at any time since the Effective Date been an employee or consultant of the other Party, assist in such hiring by any other person or entity, or encourage any such employee to terminate his or her relationship with the other Party (unless such individual has voluntarily terminated his or her employment, or the other Party terminated such individual’s employment without cause, greater than one year prior to the first instance of the Party’s conduct described in this Section 17.2); provided, however, that this Section 17.2 will not apply to ALTANA with respect to employees of GPC who are then working on the Collaboration in the event ALTANA terminates this Agreement in its entirety under Section 15.2.4 as the result of a Change of Control of GPC.

17.3. No Implied Waivers; Rights Cumulative. No failure on the part of GPC or ALTANA to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

17.4. Force Majeure. GPC and ALTANA shall each be excused for any failure or delay in performing any of its respective obligations under this Agreement if such failure or delay is caused by Force Majeure.

17.5. Notices. Any notice or payment required to be given to either Party will be deemed to have been properly given and to be effective upon receipt if (a) delivered in person, by telefax, or overnight courier, or (b) mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as it shall designate by written notice given to the other Party. The failure to provide a copy of any notice to GPC to its counsel as described below shall not affect the validity of such notice hereunder.

In the case of ALTANA:	ALTANA Pharma AG
Byk-Gulden-Strasse2
D-78467Konstanz
Germany
Attn: Legal Department
Fax: +49-7531-84-2982

In the case of GPC:	GPC Biotech AG
Fraunhoferstrasse20
D-82152Martinsried/Munich
Germany
Attn: CEO
Fax: +49-89-8565-2610

With a copy to:	Ropes & Gray
One International Place
Boston, Massachusetts 02110
Attn: Marc Rubenstein
Fax: (617) 951-7050

17.6. Assignability. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, GPC, ALTANA, and their respective successors and permitted assigns; provided, however, that neither Party may assign or otherwise transfer any of its rights, nor delegate any of its respective obligations hereunder without the written consent of the other Party (which consent shall not be unreasonably withheld), except in connection with any merger, reorganization, or sale of all or substantially all of its assets to which this Agreement relates; and provided further that ALTANA may assign this Agreement in its entirety or the performance of certain rights and obligations deriving thereof to an Affiliate without GPC’s prior written consent. Any assignment in violation of this Section shall be void.

17.7. Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by GPC or ALTANA therefrom, shall in any event be effective unless the same shall be in writing signed by the Party against whom enforcement is sought.

17.8. Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and construed in accordance with the domestic substantive laws of the Federal Republic of Germany, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

17.9. Severability. All terms contained in this Agreement shall be so construed as not to infringe the provisions of any applicable law, but, if any such term does infringe any such provision, such term shall be deemed to be void and severable. The Parties undertake to replace invalid terms or fill any gap with valid terms which most closely approximate the intent and economic effect of the invalid terms or, in case of a gap, the Parties’ presumable intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentence, the Parties will renegotiate the terms and conditions of this Agreement in order to resolve any inequities.

17.10. Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

17.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

17.12. Entire Agreement. This Agreement constitutes the entire agreement of GPC and ALTANA with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between GPC and ALTANA with respect to such subject matter are hereby superseded in their entirety.

17.13. No Agency, Partnership or Joint-Venture. Nothing herein shall create, evidence or imply any agency, partnership or joint venture between the Parties and neither Party shall act or describe itself as the agent of the other Party nor shall either Party represent that is has any authority to make commitments on behalf of the other Party, it being also understood that nothing in this Agreement can be construed to contemplate or require ALTANA to have a presence in the United States and that ALTANA intends to undertake all that activity through Altana.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereby have been caused this Agreement to be duly executed as of the date first above written.

GPC BIOTECH AG

By:	/s/ Elmar Maier	By:	/s/ Mirko Scherer
Name:	Dr. Elmar Maier	Name:	Dr. Mirko Scherer
Title:	SVP Business Development	Title:	SVP Finance
Date:	11.06.2003	Date:	11/6/03

ALTANA PHARMA AG

By:	/s/ Radtke	By:	/s/ J. Schneider
Name:	Prof. Radtke	Name:	J. Schneider
Title:	Member of the Board of Mgmt.	Title:	Senior Director M&A
Date:	10.06.2003	Date:	10.06.2003

Exhibit A

Transfer Plan

B i o l o g y

Technology	Components	Y2003				Y2004				Y2005				Y2006				Y2007				Y2008
		Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Reverse Genomics
Y3H/LeadCode Platform	Training in ***		x	x	x	x	x	x	x
	Handling of ***		x	x	x	x
	Test interaction studies with ***		x	x	x
	Training in ***				x	x	x	x	x	x	x
	Training in ***		x	x	x
	Synthesis of ***		x	x	x	x	x	x	x	x	x	x	x
	Validation of ***						x
	Interaction studies with ***				x	x	x	x	x	x	x	x	x	x	x
	Integration of ***				x	x	x	x	x	x	x	x	x	x	x
	Technology Improvements (Biology & Integration)					x	x	x	x	x	x	x	x	x	x	x	x	x	x

A u t o m a t i o n

Technology	Component	Y2003				Y2004				Y2005				Y2006				Y2007				Y2008
		Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Automation Technology
***
	Training ***				x	x	x	x
	Validate (transfer) ***								x
	Improvements					x	x	x	x	x	x	x	x	x	x	x	x	x	x

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

B i o i n f o r m a t i c s

Technology	Component	Y2003				Y2004				Y2005				Y2006				Y2007				Y2008
		Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Implementation of LeadCode/Y3H Workflow
	Deployment of ***		x	x																	.
Development & Implementation of ***
	Installation and configuration of***			x	x	x
	Installation of*** interaction data					x	x	x	x	x	x
	*** analysis					x	x	x	x	x	x
	Technology Updates								x	x	x	x	x	x	x	x	x	x	x

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit B

Research Plan

Collaborative Research Program

Summary

Reverse Genomics Research Program for target & drug discovery based on chemical proteomics strategies

The characterization of the interaction of small molecule compounds with cellular targets plays a pivotal role in drug discovery. To just name a few, it can accelerate the development of compounds identified in cell-based screens, help determine the specificity and potential off-target mediated side effects of compounds, and possibly lead to the discovery of novel uses of compounds in the treatment of diseases other than previously anticipated.

Proteomics-based molecular interaction technologies will be utilized in the collaborative program to support:

•	The analysis of a spectrum of *** inhibitors (as reference compounds) and their target interaction landscape as determined by 3H-technologies

•	The analysis of *** inhibitors (as reference compounds) and the use of 3H-technologies in the mapping of their target interaction profiles

•	The analysis of proprietary compounds emerging from internal ALTANA drug discovery efforts (e.g. ***, compounds derived from antimicrobial programs etc.)

•	Subsequent joint target validation

Research Program

Reverse Genomics Target & Drug Discovery

Reverse Genomics™ is a growing field in biomedical research that incorporates a number of new genomics and proteomics technologies into the study of the mechanism of action of small molecule compounds. Key technologies in these compound mode of action studies include molecular interaction technologies that support the analysis of drug-target interactions. Technologies that allow the broad analysis of protein interactions with small molecules, should have a major impact in the design and development of a new generation of safer and more efficacious therapeutics.

GPC has implemented a powerful drug-target interaction screening platform, LeadCode, which is based in part on a modified application of GPC’s Y2H technology. This is known as Y3H. GPC Biotech’s Y3H technology is based on the use of designed bifunctional fusion drugs (ligands). One component of the bifunctional ligand represents an entity with known target binding properties (e.g. methotrexate which binds with high affinity to the target protein DHFR – other ligand-receptor combinations may be used in a similar fashion), and the other component

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the compound of interest. These two components are linked by a designed linker. Interaction with a target protein (prey) results in a compound-mediated dimerization (recruitment) of two distinct target fusion proteins (e.g., DB-DHFR and prey-AD), forming a complex that bears the properties of a functional transcription factor (e.g., a complex such as: DB-DHFR x MTX-cpd x Target-AD). This transcription factor can activate specific reporter genes integrated into the yeast genome. Thus, binding of a small molecule to its target protein may be monitored via the activation of reporters that promote the growth of yeast cells (when auxotrophic markers are used).

LeadCode thus represents a chemical proteomics technology platform that can be employed in the analysis of the specificity of small molecule-target interactions, as well as large scale screening of cDNA libraries in yeast for the identification of potential novel targets of a particular small molecule compound. The latter may be used to identify novel therapeutic uses (positive effects) or mechanisms for unwanted side effects.

Technologies and Work Flow

The proposed small molecule-driven target interaction and discovery programs will utilize GPC’s integrated Y3H biology and 3H-directed small molecule synthesis chemistry technologies. This integrated Y3H platform integrates multiple technologies, including:

•	GPC’s LeadCode technology for the analysis of the interaction of small molecules and proteins in yeast model systems. Future potential developments may allow the extension of this approach to small molecule interaction screening in other systems such as the interaction analysis in mammalian cells (if so, most likely provided as updates)

•	Molecular cloning technologies for the production of cDNA libraries for use in small molecule-protein interaction screening, and the synthesis of full length cDNAs for extended pathway mapping and drug-target validation

•	3H chemistry technology for the synthesis of chimeric small molecules compatible with the transferred 3H screening systems

•	Robotics and automation technologies to support integrated work flows and the scale-up of interaction screening

•	Bioinformatics technologies to support array image analysis and integrated data analysis and visualization of small molecule-target and/or pathway interaction

The objective is to establish collaborative working groups tofacilitate the transfer and acquisistion of technologies in these different disciplines. The working groups will collaborate to enable early low throughput small molecule-protein interaction screening with defined entry points (selected compounds, see below), as reasonably possible with the allocated headcount. In the second phase, a coordinated integration of the various technologies occurs, leading to the implementation of the Y3H platform within the Center. This will enable ALTANA’s subsequent use of such technology platform in multiple drug discovery programs.

Small Molecule Discovery Programs

As outlined previously, the collaborative programs are designed to provide a rapid entry into the primary technology-training phase by utilizing validated application of the technologies in therapeutic areas of interest to ALTANA. The following programs could potentially be pursued during the Collaboration, as reasonably possible with the limited allocated headcount.

***Program

*** represent a class of enzymes that has been pursued extensively in drug discovery programs in the pharmaceutical industry. The revelation of a previously unknown contingent of *** through the human genome sequencing efforts, promises to lead to the discovery of many more *** drug targets in the future. Furthermore, knowledge of all *** encoded by the human genome will greatly facilitate the development of more specific *** inhibitors in the future. Such developments would be greatly aided by the availability of tools for the direct analysis of the interaction of inhibitors with any one potential *** target. Thus, combining the Y3H technology and the cloning of a significant set of human *** promises to accelerate any existing or future *** discovery programs.

GPC has demonstrated that the LeadCode technology is suitable for the charaterization of the interaction of active-site *** inhibitors with their respective *** targets. These studies indicate that the Y3H system may support a broader analysis of *** inhibitors and their targets. The analysis of additional *** inhibitors in a first phase of the Center build-up, represents a suitable vehicle for teaching the technology as well as the generation of reagents and data sets (reference data sets) that can subsequently be leveraged in the analysis of proprietary *** inhibitor emerging from ALTANA’s internal drug discovery efforts.

Experimental steps in the development of such a program would include:

•	The cloning of cDNAs encoding defined sets of *** of representative subclasses of the *** gene family

•	The synthesis of chimeric small molecules (e.g. MTX- *** inhibitors) for interaction analysis. These should be derived from known *** inhibitors (as reference compounds) with “known” specificities

•	Interaction analysis of such inhibitors with cloned ***, and potentially cDNA libraries (if broader profiling of the specificity of target recognition is desired in specific cases)

•	The analysis of proprietary ALTANA *** inhibitors

It is recommended to start the analysis with a set of known *** and publicly known *** inhibitors that are of pharmaceutical interest and traditionally used in either primary and/or secondary screening assays for the characterization of the selectivity of *** inhibitors. The *** genes that have been collected at the Center are an excellent resource for this purpose.

The following reference should provide a useful guideline for the selection of ***. The Joint Steering Committee should make the final selection of chemically tractable candidates to be pursued in 3H-screening.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*** Programs (***, others..)

*** represent another area of great pharmaceutical interest. ALTANA currently has an internal *** inhibitor discovery program, and thus significant expertise and existing resources in this area. Similar to the proposed *** program, the Y3H technology could be explored in the context of the analysis of publicly known and ALTANA proprietary *** inhibitors. Successful application of the Y3H technology in this area is likely to provide important insights into the profile of ALTANA’s inhibitors, and characteristics that may distinguish them from other known*** inhibitors.

The *** program will entail the testing of known *** inhibitors (as reference compounds) with known *** for calibration of the Y3H system (e.g. are *** expressed in functional form). If successful, this would be followed by cloning of known ***, testing for their expression as AD-fusions in yeast, the further synthesis of *** chimeric compounds for 3H analysis, and the interaction analysis of *** inhibitors with *** family members and/or cDNA libraries for broader profiling of the specificity of target recognition for specific inhibitors.

The Joint Steering Committee should make the final selection of candidates to be pursued in 3H-screening.

Other Drug Discovery Programs: The LeadCode technology may also be employed in the analysis of compound-target interaction for proprietary compounds derived from internal ALTANA discovery efforts. Experimental steps involved are similar to those outlined above for the other programs.

The timing of the initiation and overlap of activities associated with the various proposed programs will be coordinated by the Joint Steering Committee.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

Major Market Countries

USA

Canada

Japan

Germany

France

Great Britain

Italy

Spain

Switzerland

Argentina

Brazil

Mexico

China

Australia

(all aforementioned countries within their boundaries of the Effective Date)

Exhibit D

Limitations on Field

With respect to all sublicenses under this Agreement of rights granted to GPC by Ariad pursuant to the agreement between GPC and Ariad described in Exhibit E, the Field shall be limited by the terms of such agreement, including as follows:

A.	“Field” shall mean the field of research and development of therapeutic or prophylactic products.

B.	“Field” shall not include “Permitted Licensed Research” as defined in the agreement between GPC and Ariad described in Exhibit E.

With respect to all sublicenses under this Agreement of rights granted to GPC by MIT pursuant to the agreement between GPC and MIT described in Exhibit E, the Field shall be limited to internal use of “Three Hybrid System” as defined in such agreement for receptor and drug screening.

With reference to the limitations specified in this Exhibit D, the Parties agree for the purposes of clarification but without warranty or license, that under this Agreement, ALTANA shall not be precluded from performing research in using chimeric compounds in biochemical assays that do not contain Licensed Compounds.

Exhibit E

Third Party Agreements

License Agreement between GPC Biotech and

1. Massachusetts Institute of Technology, dated 10 August 2001, related to MIT Case No. 7205, “Yeast Three Hybrid System” by Edward L. Licitra and Jun Lui (the “MIT Agreement”).

2. ARIAD Pharmaceuticals, Inc and ARIAD Gene Therapeutics, Inc., related to ARIAD Regulation Technology for GPC 3-Hybrid System (the “ARIAD Agreement”).

Exhibit F

Third Party Technology

Certain Stanford patents and patent applications controlled by ARIAD Pharmaceuticals. Said patents are the subject of a draft sublicense, Exhibit D of the License Agreement between ARIAD and GPC dated 30 January 2003, which ARIAD has warranted it will offer to any party with which GPC has a sponsor agreement related to the subject patents.

United States Patent 5,846,722, assigned to Terrapin Technologies, Inc; System to detect small molecule/peptide interaction

Intellectual Property that ALTANA has already licensed:

Brent Interaction Trap System, from MGH

Brent and Ptashne Regulation of Eukaryotic Gene Expression from Harvard

California Institute of Technology (CalTech), dated 27 October 2000, related to a protein-protein interaction screening technology invented in the laboratories of Dr. Alexander Varshavsky.

Garching Innovation GmbH, dated 10 November 2000, related to “A new method for selection of protein interactions”.

Exhibit G

Implementation Milestone for 2003

Validation of Y3H biology/chemistry – This milestone is achieved after the following experiments have been successfully performed:

•	Cloning of the E. coli DHFR gene into the plasmid ***

•	Cloning of the human ***

•	Transformation of plasmids into the yeast strain ***

•	Synthesis of MTX- *** compound

•	Determination of compound dependent growth using ***

Documentation of results

Years 2004 and 2005

For each year 2004 and 2005, an annual Implementation Milestone with complexity similar to those defined above will be agreed by the Joint Steering Committee at the latest during the last quarter of 2003 for 2004, and during the last quarter of 2004 for 2005.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit H

GPC 3-Hybrid Patent Applications

GPC Case

272.0US	Title: Application No.: Date filed:	Ligand protein binding screens US 60/272,932 2nd March 2001
272.1US	Title: Application No.: Date filed:	Ligand protein binding screens US 60/278,233 23rd March 2001
272.2US	Title: Application No.: Date filed:	Ligand protein binding screens US 60/329,437 15th October 2001
272.3US	Title: Application No.: Date filed:	Ligand protein binding screens US 10/091,177 4th March 2002
272.3PCT	Title: Application No.: Date filed:	Ligand protein binding screens PCT/US02/06677 4th March 2002
272.4US	Title: Application No.: Date filed:	Three hybrid assay system US 10/234,985 3rd September 2002